EXHIBIT 10.1

EXECUTION COPY

SHARE PURCHASE AGREEMENT AMONG
GREAT LAKES COPPER INC.

- and -

MUELLER COPPER TUBE PRODUCTS, INC.

July 31, 2015

TABLE OF CONTENTS

ARTICLE 1
	INTERPRETATION	1

1.1	Definitions	1
1.2	Currency	9
1.3	Sections and Headings	9
1.4	Number and Gender	9
1.5	Accounting Terms	10
1.6	Knowledge	10
1.7	Entire Agreement	10
1.8	Time of Essence	10
1.9	Applicable Law	10
1.10	Severability	10
1.11	Successors and Assigns: Assignment	10
1.12	Amendment and Waivers	11
1.13	Including	11
1.14	Schedules	11

ARTICLE 2
	PURCHASE AND SALE	12

2.1	Agreement to Sell and to Purchase	12
2.2	Share Purchase Price: LuxCo Loan	12
2.3	Allocation under the Assignment and Assumption Agreement	12
2.4	Transfer Taxes	13

ARTICLE 3
	REPRESENTATIONS AND WARRANTIES OF THE VENDOR	13

3.1	Representations and Warranties of the Vendor Relating to the Business	13
3.2	Survival of Representations, Warranties and Covenants of the Vendor	33

ARTICLE 4
	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	33

4.1	Representations and Warranties of the Purchaser	33
4.2	Survival of Representations, Warranties and Covenants of the Purchaser	35

ARTICLE 5
	CLOSING COVENTANTS	35

5.1	Consent and Approvals	35
5.2	Closing Documents	36

2

ARTICLE 6
	CONDITIONS OF CLOSING	37

6.1	Conditions of Closing in Favour of the Purchaser	37
6.2	Conditions of Closing in Favour of the Vendor	37

ARTICLE 7
	POST-CLOSING CONVENANTS	38

7.1	Pre-Closing Cheques	38
7.2	Investment Canada Act	38
7.3	Preservation of Records	38
7.4	[Reserved]	39
7.5	Litigation and Audit Support	39
7.6	Commercially Reasonable Efforts: Certain Governmental Matters	39
7.7	[Reserved]	40
7.8	Intercompany Obligations and Agreements	40
7.9	Trademarks	40
7.10	GLC Newco Tax Returns	40

ARTICLE 8
	EMPLOYEE MATTERS	41

8.1	Employees	41
8.2	Employee Plans	41
8.3	Notice of Change in Employment	42
8.4	Post Closing Changes	42

3

ARTICLE 9
	CLOSING ARRANGEMENTS	42

9.1	Place of Closing	42
9.2	[Reserved]	42
9.3	Further Assurances	42

ARTICLE 10
	INDEMNIFICATION	42

10.1	Indemnification by the Vendor	42
10.2	Indemnification by the Purchaser	44
10.3	Procedure re:Claims	45
10.4	Monetary Limit on Indemnification	46
10.5	Escrow Funds	47
10.6	Exclusivity	48
10.7	Adjustment to Purchase Price	48
10.8	Maintenance of Existence	48

ARTICLE 11
	GENERAL	48

11.1	Confidentiality of Information	48
11.2	Expenses	49
11.3	Notices	49
11.4	Commissions, etc.	49
11.5	Consultation and Public Announcements	50
11.6	Disclosure	50
11.7	Counterparts	50

4

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT made the 31st day of July, 2015, AMONG GREAT LAKES COPPER INC., a corporation existing under the laws of the Province of Ontario  (hereinafter referred  to  as the "Vendor"), and  MUELLER COPPER TUBE PRODUCTS, INC. a corporation existing under the laws of the State of Delaware, U.S.A. ("Purchaser").

WHEREAS the Vendor carries on the Business (as hereinafter defined);

WHEREAS immediately after giving effect to the transactions contemplated by the Assignment and Assumption Agreement between the Vendor and Great Lakes Copper Ltd., a corporation existing under the laws of the Province of Nova Scotia, ("GLC NewCo") attached as Schedule 5.2(b) hereto (the "Assignment and Assumption Agreement") Vendor desires to sell, and the Purchaser desires to acquire, all of the capital stock of GLC NewCo (the "Shares"), upon and subject to the terms and conditions hereinafter set forth (the "Acquisition");

WHEREAS, immediately after giving effect to the transactions contemplated by the Assignment and Assumption Agreement, GLC NewCo is indebted to the Vendor in the amount of US$45,000,000, as evidenced by the GLC Note; and

WHEREAS, immediately upon the Closing, the LuxCo Entities desire to loan to GLC NewCo the GLC NewCo Indebtedness Amount pursuant to the LuxCo Loan Agreements in order to allow GLC NewCo to satisfy and discharge its debt obligation to Vendor pursuant to the GLC Note.

NOW THEREFORE in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1            Definitions.

For the purpose of this Agreement (as hereinafter defined), unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"Accounts Receivable" has the meaning set forth in the Assignment and Assumption Agreement;

"Acquisition" has the meaning set out in the recitals;

"Actions" has the meaning set out in Section 3.1(v);

"Affiliate" has the meaning which would be given to that term in the OBCA, if subsection 1(4) of the OBCA read "For the purposes of this Act, a body corporate shall be deemed to be affiliated with a person or persons  if the body corporate is controlled by that person or persons or another affiliate of that person or persons";

                "Agreement" means this agreement, including its Schedules, as amended from time to time;

"Arm's Length" has the same meaning as the term "arm's length" has for the purposes of the ITA;

"Assessments" has the meaning set out in Section 3.1(z)(vii);

"Assets" has the meaning set out in the Assignment and Assumption Agreement;

"Assigned Contracts" has the meaning set out in the Assignment and Assumption Agreement;

                "Assignment and Assumption Agreement" has the meaning set out in the recitals;

                "Assumed Liabilities" has the meaning set out in the Assignment and Assumption Agreement;

"Audited Financial Statements" means the audited financial statements of the Vendor as at and for the fiscal year ended June 30, 2014, consisting of a balance sheet, a statement of income and retained earnings, a statement of cash flows, together with the notes thereto and the report of the Vendor's auditors thereon, a copy of which is attached hereto as Schedule 1.1(a);

"Business" means the business carried on by the Vendor in Canada and the U.S. consisting of manufacturing, distributing and selling copper tube products for the industrial, wholesale and refrigeration markets;

"Business Day" means any day, other than a Saturday or a Sunday, on which banks are open for ordinary banking business in Toronto, Ontario and New York, New York;

                "CDC" means CDC Warehouse Inc., a corporation organized under the laws of the Province of Ontario;

                "CDC Property" has the meaning set out in the Assignment and Assumption Agreement.

"Claim" has the meaning set out in Section 10.3(a);

"Clarke Road Property" has the meaning set out in the Assignment and Assumption Agreement.

"Closing" means the closing of the transaction provided for herein;

"Closing Date" means the date hereof;

"Competition Act" has the meaning set out in Section 3.1(hh);

"Consents" has the meaning set out in Section 5.1;

                "Contract" has the meaning set forth in the Assignment and Assumption Agreement;

"Current Liabilities" has the meaning set forth in the Assignment and Assumption Agreement;

"Customer and Supplier List" has the meaning set forth in Section 3.1(ee);

"Data Room" means the data room established by the Vendor and titled "Fogler Rubinoff Deal Room - GLC - Project Saturn" and accessible at https://dealroom.foglers.com/foglers/dashboard.action?metaData.channelId=9, all the content of which as at the time of execution and delivery of this Agreement (or such other date as may be agreed by the parties) has been transferred to a DVD or hard drive provided to the Purchaser concurrently with such execution and delivery;

"Direct Claim" has the meaning set out in Section 10.3(a);

"Domain Names" means Wlvtc.ca, Wlvtc.com, Kamcoproducts.ca, Kamcoproducts.com, glcopper.ca and glcopper.com;

"Employee Future Benefit Obligation" has the meaning set forth in the Assignment and Assumption Agreement;

                "Employee Plans" has the meaning set out in Section 3.1(y)(i);

                "Employee Representations" has the meaning set out in Section 3.2(a);

                "Employees" has the meaning set out in Section 3.1(aa) and Employee means any one of them;

"Employers" has the meaning set out in Section 8.1;

"Employment Legislation" means, collectively, the Labour Relations Act, 1995 (Ontario), the Human Rights Code (Ontario), the Pay Equity Act (Ontario), the Occupational Health and Safety Act (Ontario), the Employment Standards Act, 2000 (Ontario), the Workplace Safety and Insurance Act, 1997 (Ontario) and the Employment Insurance Act (Canada) and all regulations and rules thereunder, and similar legislation, and regulations and rules thereunder, in the other jurisdictions where the Vendor has Employees and that are applicable to the Business;

"Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, security interest, or, in the event same affect the continued used and occupation of the

Owned Real Property and Buildings as currently used in the Business, easement, deemed trust, restrictive covenant, right of way, encroachment, title reservation, adverse claim, occupancy right or any other like-right of a third party, or any binding agreement, indenture, contract or other commitment, whether written or oral, to create any of the foregoing;

"Environmental Law" means any statute or regulation of a Governmental Entity as in effect on the Closing Date relating in full or in part to the protection of the environment, and includes those Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, release and disposal of Hazardous Substances;

"Environmental Permit" means any Licence required under Environmental Laws in connection with the operation of the Business;

"Environmental Representations" has the meaning set out in Section 3.2(a);

                "Equipment" has the meaning  set forth in the Assignment and Assumption Agreement;

"Escrow Agent" has the meaning set out in Section 5.2(d);

"Escrow Agreement" has the meaning set out in Section 5.2(d);

"Escrow Amount" means Five Million Dollars ($5,000,000) subject to reduction as set out in Section 10.5;

"Estimated Net Working Capital" has the meaning set out in the Assignment and Assumption Agreement;

"Estimated Net Working Capital Statement" has the meaning set out in the
Assignment and Assumption Agreement;

"Estimated Shortfall Amount" has the meaning set forth in the Assignment and
Assumption Agreement;

"ETA" means the Excise Tax Act (Canada), as amended from time to time;

                  "Excluded Assets" has the meaning set out in the Assignment and Assumption Agreement;

                "Excluded Liabilities" has the meaning set out in the Assignment and Assumption Agreement;

"Final Closing Date Statement" has the meaning set out in the Assignment and Assumption Agreement;

"Final Closing Net Working Capital" has the meaning set out in the Assignment and Assumption Agreement;

                "Financial Statements" means, collectively, the Audited Financial Statements and the Interim Financial Statements;

"GAAP" means generally accepted accounting principles for private enterprise as set out in  the Chartered Professional Accountants of Canada Handbook-Accounting  at the relevant time applied on a basis consistent with prior periods applying, for the avoidance of doubt, the same principles and methodologies used in preparing the Audited Financial Statements;

"GLC NewCo" has the meaning set out in the recitals.

"GLC NewCo Indebtedness Amount" has the meaning set out in Section 2.2.

                "GLC Note" has the meaning set out in the Assignment and Assumption Agreement.

"Governmental Entity" means any federal, state, provincial, local, municipal, foreign or other government, and anybody  lawfully  exercising or entitled or purporting to exercise any administrative, executive, judicial, legislative or regulatory or taxing authority or power;

"Hazardous Substance" means any substance, material, chemical, pollutant, contaminant or waste that is defined or regulated under Environmental Laws;

                "Indemnified Party" means the party to this Agreement that is entitled to be indemnified under Article 10;

"Indemnifying Party" means, in relation to an Indemnified Party, the party to this Agreement that has agreed to indemnify that Indemnified Party under Article 10;

"Indemnity Cap" means the sum of the Share Purchase Price plus the GLC NewCo Indebtedness Amount;

                "Intellectual Property" has the meaning set forth in the Assignment and Assumption Agreement;

                "Intercompany Obligations and Agreements" has the meaning set out in Section 7.8;

"Interim Financial Statements" means the internally prepared unaudited financial statements of the Vendor as at and for the 12-month period ended June 30, 2015, consisting of a balance sheet and an income statement, a copy of which is attached hereto as Schedule 1.1(b);

                "Inventories" has the meaning  set forth in the Assignment and Assumption Agreement;

"ITA" means the Income Tax Act (Canada), as amended from time to time, and the rules and regulations promulgated thereunder;

"Law or Laws" has the meaning set forth in Section 3.1(q);

"Liability" shall mean, with respect to any person, all debts, liabilities, actions, claims, expenses, costs and other obligations of any kind, character or description, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such person.

"Licences" has the meaning set out in Section 3.1(q);

"Licensed Intellectual Property" has the meaning set out in Section 3.1(l)(vi);

"Losses" in respect of any matter, means all losses, damages, Liabilities, costs, penalties and expenses (including reasonable legal fees and out-of-pocket disbursements) arising as a result of such matter but for greater certainty does not include any incidental, indirect, special, aggravated or punitive damages, provided that the foregoing limitation shall not restrict the ability of an Indemnified Party to seek and recover such Losses to the extent that (a) such Indemnified Party is held liable pursuant to a Third Party Claim for any such Losses and (b) the Purchaser has complied in all material respects with its obligations pursuant to Section 10.3;

"LuxCo Entities" means LuxCo 1 and LuxCo 2, collectively.

"LuxCo 1" means Muellux Holding Company I, a corporation existing under the laws of Luxembourg;

"LuxCo 2" means Muellux Holding Company II, a corporation existing under the laws of Luxembourg;

"LuxCo Loan Agreements" means (i) the loan agreements, dated as of the date hereof, by and between GLC NewCo and LuxCo 1 and (ii) the loan agreement, dated as of the date hereof by and between GLC NewCo and LuxCo 2;

"Material Adverse Effect" means any change in the business, results of operations, assets, liabilities or financial condition of the Vendor or the Business (other than the Acquisition) that, individually or when taken together with all other changes that have occurred during any relevant period of time before Closing that is or is reasonably likely to be materially adverse to the condition of the Business, as determined from the perspective of a reasonable person, provided that any fact, change, development, event, occurrence, action, omission or effect relating directly or indirectly to, arising in connection with or otherwise attributable to any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes, developments, conditions or events affecting the industry in general in which the Business operates, including fluctuations in the price of copper; (ii) changes, developments or conditions in or relating to the economy in general, or international, financial or capital markets in general, including changes in foreign exchange rates, or economic or financial or capital market conditions;(iii) any changes in any applicable Law to the Business, the interpretation, application or non-application of any applicable Law by any Governmental Entity generally and not specific to the Vendor or the Business, in GAAP or in applicable accounting standards; or (iv) any change in global, national or regional political conditions or any act of war (whether declared or undeclared), sabotage or terrorism,  any outbreak of hostilities  or any escalation  or worsening  of any an  act  of war (whether declared or undeclared).

"Material Contract" means a Contract to which the Vendor is a party or by which it is bound and which (i) involves expenditures by the Vendor or the Business in excess of
$100,000 per fiscal year of the Vendor, or revenues to be received by the Vendor or the Business in excess of $100,000 per fiscal year of the Vendor; (ii) has a term, including any automatic renewal or renewal at the option of the other party thereto, of more than one year if same is not terminable on 90 days' notice or less without penalty or payment; (iii) is with a non-Arm's Length person; (iv) is not in the ordinary course of the Business and such Contract does not relate solely to an Excluded Asset or an Excluded Liability, (v) is a license of Licensed Intellectual Property; or (vi) is referred to in any of clauses (i) through  (viii) of Section 3.1(p).

"No Consent Contract" has the meaning set out in Section 5.1;

                "OBCA" means the Business Corporations Act (Ontario), as amended from time to time;

"Obsolete Inventory" has the meaning set out in Section 3.1(ff);

"Occurrence" has the meaning set out in Section 3.1(gg)(ii);

"Owned Real Property and Buildings" has the meaning set out in the Assignment and Assumption Agreement;

"Payoff Letters" shall have the meaning set out in the Assignment and Assumption Agreement;

"Permitted Encumbrances" means any (i) statutory Encumbrance in respect of Taxes and other government charges and assessments not yet due and payable; (ii) landlords', lessors', warehousemen's', employees', materialmen's, mechanics', carriers', workmen's, repairmen's, statutorily imposed or other like Encumbrances arising or incurred in the ordinary course of Business for amounts not yet due and payable and for which adequate reserves have been established in accordance with GAAP in the Interim Financial Statements; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties that are contracts entered into in connection with the Vendor; (iv) Encumbrances, survey exceptions, imperfections of title, liens or other title matters affecting any Owned Real Property and Buildings that would not, individually or in the aggregate, impair the occupancy or current use of the Owned Real Property and Buildings they encumber; (v) with respect to the Owned Real Property and Buildings, zoning, building codes and other land use Laws regulating the use or occupancy of such Owned Real Property and Buildings or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Owned Real Property and Buildings and do not materially interfere with the present use of the

Owned Real Property and Buildings; (vi) liens securing indebtedness to be repaid and released  in  connection  with  the  transactions  contemplated  by   this  Agreement;  (vii) Encumbrances listed as Schedule 3.1(d) and (viii) Encumbrances related solely to Excluded Assets;

"person" includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency and any other form of entity or organization;

"Pre-Closing Employee Liabilities" has the meaning set out in the Assignment and Assumption Agreement;

"Product Liability Lawsuits" has the meaning set out in Section 3.1(gg)(i);

"Products" has the meaning set out in Section 3.1(gg)(i);

"Purchaser" has the meaning set out in the preamble;

"Purchaser Basket Amount" has the meaning set out in Section 10.4(a);

                "Purchaser Fundamental Representations" has the meaning set out in Section 4.2(a);

"Purchaser Indemnified Parties" has the meaning set out in Section 10.1(a);

"Purchaser's Plans" has the meaning set out in Section 8.1;

                "Records" has the meaning set out in the Assignment and Assumption Agreement;;

"Retrofits" has the meaning set out in Section 3.1(gg)(i);

"R&W Policy" means that certain representation and warranty insurance policy obtained or to be obtained by the Vendor to insure against Vendor's liability for any Losses incurred by any Purchaser Indemnified Party as a result of any breach of any representation or warranty made by the Vendor in Article 3 or in any instrument delivered pursuant to this Agreement;

"Settled Closing Date Statement" has the meaning set out in the Assignment and
Assumption Agreement;

"Share Purchase Price" has the meaning set out in Section 2.2;

"Shares" has the meaning set out in the recitals;

"Software" has the meaning set in Section 3.1(m);

                "Standards" has the meaning set out in the Assignment and Assumption Agreement;

                "Surplus Inventory" has the meaning set out in Section 3.1(ff);

                "Taxes" or "Tax" means all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, use, value-added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, social services, education and social insurance taxes, all surtaxes, all customs duties and import and export taxes, all licence, franchise and registration fees and all employment insurance, health insurance and government pension plan premiums;

"Tax Representations" has the meaning set out in Section 3.2(a); "Third Party Claim" has the meaning set out in Section 10.3(a); "Time of Closing" means the close of business on the Closing Date;

"Transferred Employees" means all Employees who have accepted GLC NewCo's offer of employment made in accordance with Section 8.1;

                "Transferred Plans" has the meaning set out in the Assignment and Assumption Agreement;

"Vendor" has the meaning set out in the preamble;

"Vendor Basket Amount" has the meaning set out in Section 10.4(a);

                "Vendor Fundamental Representations" has the meaning set out in Section 3.2(a); and

"Vendor Indemnified Parties" has the meaning set out in Section 10.2(a);

1.2            Currency.

The parties acknowledge and agree that the purchase price set forth in Section 2.2 is expressed in U.S. dollars. Subject to the foregoing, unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

1.3            Sections and Headings.

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or a schedule refers to the specified section or schedule to this Agreement.

1.4            Number and Gender.

In this Agreement, words importing the singular number only shall include the plural and vice versa, and words importing gender shall include all genders.

1.5            Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

1.6            Knowledge.

For the purposes of this Agreement, "to the Vendor's knowledge" or "to the knowledge of the Vendor", with respect to any matter, shall mean the actual knowledge of Jean Noelting, Don Wellington and Julie Smith with respect to such matter after due inquiry.

1.7            Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as expressly provided herein, supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including the Term Sheet dated March 13, 2015 between the Vendor and Mueller Industries, Inc. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.8            Time of Essence.

Time shall be of the essence of this Agreement.

1.9            Applicable Law.

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

1.10            Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.11            Successors and Assigns; Assignment.

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. No party may assign any of its rights or obligations hereunder, without the prior written consent of the other parties, provided that the Purchaser may assign its rights under this Agreement to any of its respective Affiliates.

1.12     Amendment and Waivers.

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.13            Including.

Where the word "including" or "includes" is used in this Agreement, it means
"including (or includes) without limitation".

1.14            Schedules.

The following Schedules are attached to and form part of this Agreement:

Schedule 1.1(a)         Audited Financial Statements Schedule 1.1(b)         Interim Financial Statements Schedule 3.1(a)         Business Registrations
Schedule 3.1(d)                                      Leases, Licences and Permitted Encumbrances
Schedule 3.1(j)                                        Buildings
Schedule 3.1(l)                                        Intellectual Property
Schedule 3.1(m)                                     Software
Schedule 3.1(n)                                      Insurance
Schedule 3.1(p)                                      Material Contracts
Schedule 3.1(q)                                      Compliance with Laws and Licences
Schedule 3.1(r)                                       Consents and Approvals
Schedule 3.1(u)                                     Absence of Changes
Schedule 3.1(v)                                      Litigation and Other Proceedings Schedule 3.1(w)  Restrictions on Business Schedule 3.1(x)  Environmental
Schedule 3.1(y)                                     Employee Plans
Schedule 3.1(z)                                      Labour & Employment Matters
Schedule 3.1(aa)                                   Employees
Schedule 3.1(bb)                                  Non-Arm's Length Transactions
Schedule 3.1(cc)                                   Tax Matters
Schedule 3.1(ee)                                   Customer and Suppliers
Schedule 3.1(gg)                                  Products
Schedule 3.1(jj)                                      Draft R+W Policy
Schedule 4.1(d)                                      Consents
Schedule 5.2(b)                                     Form of Consulting Agreement
Schedule 5.2(c)                                      Assignment and Assumption Agreement
Schedule 5.2(d)                                      Form of Escrow Agreement

Schedule 5.2(e)                                      Form of Lease Agreements
Schedule 5.2(f)                                       Form of Transition Services Agreement
Schedule 5.2(j)                                        Form of Individual Restrictive Covenant Agreement
Schedule 5.2(k)                                      Form of Vendor Restrictive Covenant Agreement

ARTICLE 2

PURCHASE AND SALE

2.1            Agreement to Sell and to Purchase.

At the Closing, upon the terms and subject to the conditions set forth in this Agreement, (i) the Vendor shall sell, assign, transfer, convey and deliver the Shares, free and clear of any Encumbrance, limitations or restrictions (other than restrictions under applicable securities laws), to the Purchaser, and the Purchaser shall purchase and accept the Shares from the Vendor and (ii) the Purchaser shall cause the LuxCo Entities to loan to GLC NewCo the GLC NewCo Indebtedness Amount pursuant to the LuxCo Loan Agreements.

2.2            Share Purchase Price; LuxCo Loan.

(a)     Subject to adjustments in accordance with Section 2.7 of the Assignment and Assumption Agreement, the purchase price payable by the Purchaser to the Vendor in respect of the Shares means an amount equal to Thirty Million U.S. Dollars (US$30,000,000) less the Estimated Shortfall Amount (the "Share Purchase Price").

(b)      At the Time of Closing, the Vendor hereby directs that the Purchaser pay the Share Purchase Price and cause the LuxCo Entitites to pay Forty-Five Million U.S. Dollars (US$45,000,000) (the "GLC NewCo Indebtedness Amount") to GLC NewCo pursuant to the LuxCo Loan Agreements for the purposes of repaying the GLC Note in full, to the following accounts:

(i)            with respect to the Share Purchase Price:

(A)     the aggregate payoff amount set forth in the Payoff Letters, by wire transfer of immediately available funds directly to the account(s) designated by the applicable secured party;

(B)     the balance shall be paid by wire transfer of immediately available funds to the account designated by the Vendor.

(ii)	with respect to the GLC Note, the Purchaser shall cause the LuxCo Entities to loan the GLC NewCo Indebtedness Amount and, immediately upon the Closing, cause GLC NewCo to repay the GLC Note in full, by wire transfer of immediately available funds directly to the account designated by the Vendor in full satisfaction of the GLC Note.

2.3            Allocation under the Assignment and Assumption Agreement.

The Vendor and the Purchaser shall consult together with respect to allocation of the purchase price under the Assignment and Assumption Agreement, but if within 120 days after the Closing Date, Vendor and Purchaser fail to agree on a mutually acceptable allocation of such purchase price, each of the Vendor, the Purchaser and GLC NewCo, as the case may be, shall be entitled to allocate such purchase price in its sole discretion. Each of the Vendor and the Purchaser shall use commercially  reasonable efforts to deliver a draft of their respective proposed allocation to the other party within 90 days after the Closing Date (provided that the parties acknowledge and agree that any such draft allocation may be subject to further revisions by the providing party).

2.4            Transfer Taxes.

The Vendor shall be liable for and shall pay all Taxes, fees or other like charges of the Province of Ontario payable by the Purchaser or the Vendor or required to be collected by the Purchaser or the Vendor in connection with the transactions contemplated in the Assignment and Assumption Agreement or the purchase of the Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

3.1            Representations and Warranties of the Vendor Relating to the Business.

As of the execution of this Agreement and as of the Closing (provided that any representations and warranties made as of the Closing shall be deemed to be modified, to the extent  necessary   (mutatis  mutandis),  to  reflect  the  consummation  of  the  transactions contemplated by the Assignment and Assumption Agreement), the Vendor represents, warrants and covenants to and with the Purchaser as follows, and acknowledges that the Purchaser is relying on such representations, warranties and covenants in connection with entering into the transaction contemplated hereby:

(a)      Existence; Corporate Power and Capacity of the Vendor and GLC NewCo. The Vendor and GLC NewCo are validly existing under the laws of their jurisdiction of incorporation and have all corporate power, authority and capacity to own or lease their property and assets and to carry on the Business as now being conducted by it. Except as set out on Schedule 3.1(a), GLC NewCo is not required to be registered or qualified as a corporation to do business in any jurisdiction in which the nature of the Business or the property and assets owned or leased by it makes such registration or qualification necessary. All of the issued and outstanding capital stock of GLC NewCo is owned directly by Vendor. GLC NewCo has not conducted any business prior to the date of this Agreement and has no, and prior to and at the Closing will have no, assets, liabilities or obligations of any nature other than those (i) as set forth in the Assignment and Assumption Agreement and (ii) incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

(b)            Authorization; Execution; Enforceability.

(i)	This Agreement has been duly authorized by all necessary corporate action on the part of the Vendor, including the approval of the shareholders of the Vendor, and has been duly executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor enforceable against it by  the Purchaser in accordance with its terms, except  as  enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(ii)

The Assignment and Assumption Agreement has been duly authorized by all necessary corporate action on the part of the Vendor and GLC NewCo, including  the approval of the shareholders of the Vendor and GLC NewCo, as applicable, and has been duly executed and delivered by the Vendor and GLC NewCo and is a legal, valid and binding obligation of each of the Vendor and GLC NewCo enforceable against one another in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(c)

Capitalization; Title to Shares; No Liabilities.                                                                                                  The authorized capital of GLC NewCo consists of an unlimited number of common shares, 1000 of which are issued and outstanding on the date hereof. All of the Shares are validly issued and outstanding, fully paid and nonassessable. There are no outstanding or authorized options, warrants, derivatives, convertible securities, conversion rights, exchange rights or other rights to subscribe for or purchase any securities of GLC NewCo. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to GLC NewCo. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the equity securities of GLC NewCo (including contracts relating to preemptive rights, rights of first refusal, co-sale rights or "drag-along" rights). No holder of indebtedness of GLC NewCo has any right to convert or exchange such indebtedness for any equity securities of GLC NewCo. None of the outstanding equity securities of GLC NewCo was issued in violation of any Law. GLC NewCo has no Liabilities other than Liabilities incurred in connection with the Assignment and Assumption Agreement or those contemplated pursuant to this Agreement.

         (d)                             Ownership of Assets.   Except with respect to any  Assets that are  leased or licensed by or for the benefit of GLC NewCo or the Vendor that are designated as such on  Schedule
                                                   3.1(d) (the "Leased Assets"), the Vendor is the sole registered and beneficial owner of all of the Assets and the Clarke Road Property, GLC NewCo, after giving effect to the transactions contemplated by the Assignment and Assumption Agreement and subject to the reservations set out therein, will, at the Time of Closing, be the sole registered and beneficial owner of all of the Assets (other than the Leased Assets), and CDC is the sole registered and beneficial owner of the CDC Property, in each case with good and marketable title thereto, free and clear of all Encumbrances, other than the Permitted Encumbrances and the obligation to transfer Accounts Receivable pursuant to section 2.7(b)
                                                   of the Assignment and Assumption Agreement. Neither Wolverine Tube Inc. nor any other Affiliate of the Vendor (other than GLC NewCo after giving effect to the transactions contemplated by the Assignment and Assumption Agreement) owns, or has the right to use, any of the Assets (other than the Leased Assets) related to the Business except for the spare parts arrangement noted on Schedule 3.1(p). Subject to the provisions of Section 3.1(q), the Vendor has the exclusive right and full power (i) to sell, transfer and assign good and marketable title to the Assets (other than the Leased Assets) to GLC NewCo under the Assignment and Assumption Agreement, and good and marketable title to the
                                                   Shares to the Purchaser and (ii) to lease the Clarke Road Property to GLC NewCo, and CDC has the exclusive right and full power to lease the CDC Property to GLC NewCo, in each case free and clear of any Encumbrances, other than the Permitted Encumbrances. Without limiting the generality of the foregoing, there has been no assignment,                           subletting or granting of any license by the Vendor or GLC NewCo of or in respect of any of the Assets.

(e)                           No Other Agreement or Restriction. No person, other than GLC NewCo under the Assignment and Assumption Agreement, has any  agreement or option or any right or            privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor or use of any of the
              Assets  or  the Owned Real Property and Buildings (except for the arrangement between GLC NewCo and the Vendor to permit the Vendor to utilise a portion of the Clarke Road             Property).   There is not pending any suit, action or other legal proceeding of any sort which would in any manner restrain or prevent the Vendor from effectually and legally transferring the Assets to GLC NewCo or the Shares to the Purchaser, in accordance with the Assignment and Assumption Agreement or this Agreement, as applicable, free and clear of any  Encumbrances, other than Permitted Encumbrances.

(f)                             No Violation.    Neither the execution  and  delivery of this  Agreement  by the Vendor or the Assignment and Assumption Agreement by the Vendor and GLC NewCo, nor the
                                 consummation of the transactions herein or therein, will result in (i) the violation of, or constitute a default under, or conflict with, or cause the acceleration of, any obligations of  the Vendor or GLC NewCo under: (A) any Contract or Licence (including the termination thereof or any material adverse change to the Vendor's or GLC NewCo's rights or benefits thereunder, as applicable) (subject to obtaining the consents and approvals set out in Schedule 3.1(r)); (B) any provision of the constating documents or by-laws or             resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor or GLC NewCo, as applicable; (C) any judgment,  decree,  order or award of any             Governmental Entity having  jurisdiction  over the Vendor or GLC NewCo, as applicable; or (D) any applicable Law; or (ii) the creation of an Encumbrance upon the Assets or the Owned Real  Property and Buildings.

(g)         Bankruptcy.   The Vendor is not  insolvent, nor has it committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound up, as the case may be, taken any proceeding to have a receiver appointed over any part of its assets, had any encumbrance or receiver take possession of any of its property, had any execution or distress become enforceable or levied upon any of its property or had any petition for a receiving order in bankruptcy filed against it.

(h)        Sufficiency of Assets. Except for a quantity of spare parts for the pilger mill and the spare  parts arrangement with Wolverine Tube Inc. noted in Schedule 3.1(p), and the             Excluded Assets, the Assets constitute all of the property used or held for use by the Vendor, and after giving effect to the transactions contemplated by the Assignment and             Assumption Agreement, GLC NewCo, in carrying on the Business, or necessary for the Vendor or GLC NewCo to carry on the Business, in the manner presently conducted by the vendor.  With the exception of Inventories in transit, all of the Assets are located on the Owned Real Property and Buildings. Without limiting the generality of the                             foregoing, the Vendor and, after giving effect to the transactions contemplated by the Assignment and Assumption Agreement, GLC NewCo, owns, leases or licenses all                           Intellectual Property which is necessary to conduct the Business as it is currently conducted. Except with respect to Assigned Contracts that require a Consent to be obtained                       subsequent to the Closing, upon the consummation of the transactions contemplated by the Assignment and Assumption Agreement, no person other than GLC NewCo will                         own or otherwise have rights to the Vendor's interest in any Assigned Contracts, assets, properties or rights that are used in the operation of the Business (including any of the                       Assets) or that are necessary or required for the conduct of such Business as currently conducted by the Vendor.

(i)                            Owned Real Property and Buildings.

(i)	Neither the Vendor nor GLC NewCo (as landlords) leases or subleases nor has agreed to lease any real property, except for the Owned Real Property and Buildings.

(ii)	The uses of Owned Real Property and Buildings in carrying on the Business comply in all material respects with all applicable by-laws, regulations and ordinances of the local municipality and of any other Governmental Entity having jurisdiction.

(iii)	All Taxes and other assessments in respect of the Owned Real Property and Buildings are in good standing.

(j)                       Buildings.

(i)	Except as set out on Schedule 3.1(j), the buildings, structures, improvements and appurtenances situate on the Owned Real Property and Buildings and all mechanical, fixtures, plumbing and heating, electrical, drainage, air-conditioning and cooling systems therein are in good working order having regard to the age thereof.

(ii)	Except as set out on Schedule 3.1(j), the Vendor has not received any notice advising of any material defects in the construction, state of repair or state of completion of any of the buildings located on any Owned Real Property and Buildings or ordering or directing that any material alteration, repair, improvement or other work be done.

(iii)	Except as set out on Schedule 3.1(j), there are no outstanding, and to the knowledge of the Vendor there are no threatened, work orders against any of the Owned Real Property and Buildings or any part thereof or any matters under discussion with any municipality or other Governmental Entity which could give rise to any work order.

(iv)	There are no construction liens registered against the Owned Real Property and Buildings nor any claims for which such liens could be registered.

(k)         Equipment. All of the Equipment that is material to the operation of the Business is in good working order and good state of repair and maintenance having regard to its age,            except for regular wear and tear on such Equipment, and to the knowledge of the Vendor, all of the other Equipment is in good working order and good state of repair and            maintenance having regard to its age except for regular wear and tear on such Equipment. All Equipment currently used in the Business has the capability  to manufacture             Products at commercial rates of production that comply with applicable Law and meet ASTM specification within +/- 8% for ¾" L type copper tube and for any other Products             within +/- 10%.

(l)                        Intellectual Property.

(i)	Schedule 3.1(l) sets forth sets forth a complete and correct list and brief description of all Intellectual Property, including details of any registrations or applications for registration in respect thereof in any jurisdiction and the Vendor's Interest in such Intellectual Property, other than Intellectual Property noted on Schedule 3.1(l) forming part of the Excluded Assets. Following the completion of the Acquisition, GLC NewCo will be required to effect a change in registration of the Intellectual Property where required to reflect the change in ownership. .

(ii)	Subject to the Assignment and Assumption Agreement, the Vendor is the sole and exclusive owner of, or has the right to use, all right, title and interest in and to the Intellectual Property, in each case as disclosed in Schedule 3.1(1). Following the completion of the Acquisition, GLC NewCo will be required to effect a change in any rights to use Intellectual Property where required to reflect the change in ownership of Intellectual Property not owned by the Vendor.

(iii)	Except as disclosed in Schedule 3.1(l), the Intellectual Property owned by the Vendor is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of such Intellectual Property.

(iv)	Except as disclosed in Schedule 3.1(l), the Vendor has no knowledge of any claim of adverse ownership, invalidity or other opposition to or conflict with any Intellectual Property nor of any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against the Vendor relating to the Intellectual Property.

(v)	The Vendor is the current registrant of the Domain Names and is the exclusive owner of all rights in such Domain Names and, subject to the transfer of same to GLC NewCo pursuant to the Assignment and Assumption Agreement, has the exclusive right to use same.

(vi)	Except for Intellectual Property that is described on Schedule 3.1(l) as being licensed to the Vendor (the "Licensed Intellectual Property"), the Vendor is not a party to any Contract (other than the Assignment and Assumption Agreement and subject to the Consents set forth on Schedule
3.1(r) that limits or impairs the Vendor's ability to use, sell, transfer or assign the Intellectual Property. The Vendor has not granted any licence or other rights to any other person in respect of all or any portion of the Intellectual Property (other than the Assignment and Assumption Agreement) .

(vii)	(a) Except for any Consents set forth on Schedule 3.1(r), all licences granted to the Vendor in respect of the Licensed Intellectual Property are in full force and effect unamended, (b) the Vendor has duly observed and performed all of its covenants and obligations under each of such licences and, (c) to the Vendor's knowledge, there has not been any default under or breach of any such licences by the other parties thereto. Except as disclosed on Schedule 3.1(l), no royalty or other fee is required to be paid by the Vendor to any other person in respect of the use of any of the Licensed Intellectual Property or Intellectual Property.

(viii)	To the Vendor's knowledge, no third party has made or is making any unauthorized use of any Intellectual Property owned by the Vendor or GLC NewCo or has infringed or misappropriated or is infringing or misappropriating any such Intellectual Property.

(ix)           To the Vendor's knowledge, the conduct of the Business does not breach, violate, infringe or constitute misappropriation of any intellectual property right of any third party.

(x)          To the Vendor's knowledge, all personal information (within the meaning of applicable privacy laws) collected by the Vendor has been collected, used and disclosed in accordance with applicable privacy Laws.

(m)         Software. Schedule 3.1(m) lists all software used by the Vendor or in connection with the operation of the Business (the "Software") exclusive of off-the-shelf, shrink wrapped software. The Software operates properly and is fit for use by the Vendor in the Business as currently being conducted.

(n)          Insurance. Schedule 3.1(n) sets out all insurance policies, including, for greater certainty, the insurance policies maintained with respect to the Accounts Receivable (which, for greater certainty, is not being transferred to GLC NewCo) under which the Vendor maintained insurance on the Assets. All of the property and assets of the Vendor are presently insured to the amounts referred to in the said policies. All premiums in connection with such policies are fully paid to the extent due. There are no outstanding insurance claims under the policies described on Schedule 3.1(n)

 except as disclosed thereon.

(o)         No Expropriation.  No property or asset of the Business (including any Owned Real Property and Buildings) has been taken or expropriated by any Governmental Entity, nor has any notice or proceeding in respect thereof or in respect of any rezoning of any Owned Real Property and Buildings been given or commenced.

(p)         Contracts. Schedule 3.1(p) is a true and complete list of all Material Contracts relating to the Business, the Owned Real Property and Buildings or to the Assets. The Vendor has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in material default or alleged to be in material default in respect of, any Contracts. All Contracts are in good standing and in full force and effect, unamended, except for the Consents in respect of Material Contracts as set forth on Schedule 3.1(r) and other Consents which may be required in respect of non-Material Contracts, and there are no current facts or circumstances which could, or to the Vendor's knowledge with the lapse of time and/or the giving of any notice would, constitute a default under or a breach of any such obligation or of a term of any such Contract, other than required Consents. To the Vendor's knowledge, no other party to a Contract is in default under or in breach of any covenants, conditions or obligations contained therein and, except for Consents set forth on Schedule 3.1(p), there are no facts or circumstances which could, or with the lapse of time and/or the giving of any notice would, constitute a default under or a breach of any such obligation or of a term of any Contract by the other party thereto. Except as described in Schedule 3.1(p) or in any other Schedule hereto, the Vendor is not a party to or bound by any:
(i)                   collective bargaining agreement or other Contract with any labour union; (ii)  trust indenture, mortgage, promissory note, loan agreement, security agreement, guarnatee for borrowed money or other Contract for the borrowing of money or a leasing transaction of the tupe required to be capitalized in accordance with GAAP;

(iii)                commitment for charitable contributions;

(iv)               contract for the sale of any assets, other than in the ordinary course of the Business;

(v)	Contract which contains any confidentiality, secrecy or non-disclosure covenant by or in favour of the Vendor relating to any proprietary or confidential information (other than confidentiality provisions in Contracts relating solely to the fact that a Contract exists and contracts entered into for the purposes of obtaining or providing insurance, recruiting, consulting or advisory services, or assessing the creditworthiness of the Vendor or its affiliates and third parties in contemplation of transactions with the Vendor) or any non-competition or similar covenant by or in favour of the Vendor;

(vi)          licence, franchise or other agreement that relates in whole or in part to any Intellectual Property;

(vii)	agreement of guarantee, support, indemnification (other than the indemnification provisions set out in the Vendor's by-laws), assumption or endorsement of, or any other similar commitment with respect to, the Liabilities of any other person; or

(viii)	Contract that would require the Vendor to pay a material termination fee, or which cannot be performed by the Vendor or cannot be performed without incurring a loss, or is for goods or services in excess of the normal requirements of the Business;

              The Data Room includes a true and complete copy of each Material Contract which is in writing and a true and complete description of the terms of each Material Contract which is not in writing.

(q)        Compliance with Laws; Licences.  Except as set forth on Schedule 3.1(q), the Vendor has complied in all material respects with all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity ("Law" or "Laws") applicable to the Business and there are no facts or circumstances which could, or with the lapse of time and/or the giving of any notice would, result in any default of any Law. The Vendor has not received any notice claiming that the Vendor is in default under, or that the Business is not being conducted or that any of the property and assets of the Vendor or the Business are not being used in compliance with, any applicable Law. Without limiting the generality of the foregoing, to the knowledge of the Vendor no customer or supplier of the Vendor has been or is currently subject to any economic or trade sanctions authorized, administered or enforced by the Department of Foreign Affairs and International Trade Canada in respect of Products sold by or to the Vendor. Except as set out on Schedule 3.1(q), the Vendor holds all licences, permits, approvals, consents, certificates, registrations and authorizations from any Governmental Entity (the "Licences"), including without limitation any permits or approvals issued under employment standards legislation, necessary for the carrying on of the Business as currently being conducted by the Vendor. GLC NewCo will be required to obtain all such Licences in its own name subsequent to Closing. Schedule 3.1(q) sets out a complete and accurate list of all Licences, true and complete copies of which are included in the Data Room. All Licences are in good standing. Except for any transfer pursuant to the Assignment and Assumption Agreement, the Vendor is not in default or breach of any Licence and there are no facts or circumstances which could, or with the lapse of time and/or the giving of any notice would, result in any material default or breach of any License. Notwithstanding anything herein contained, nothing herein shall be a representation or warranty in respect of the matters set forth in Section 4.1(d).

(r)         Consents and Approvals. There is no requirement for the Vendor or GLC NewCo to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Entity or other person in connection with the transactions contemplated by this Agreement or the Assignment and Assumption Agreement, except for the filings, notifications, licences, permits, certificates, registrations,   authorizations,   consents   and   approvals   described   in   Schedule   3.1(r).

Notwithstanding anything herein contained, nothing herein shall be a representation or warranty in respect of the matters set forth in Section 4.1(d).

(s)                           Financial Statements.

(i)	The Audited Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP on a basis generally consistent with that of prior fiscal periods.

(ii)	The Audited Financial Statements and Interim Financial Statements are complete and accurate; and

(iii)	The Audited Financial Statements and, in all material respects, the Interim Financial Statements present fairly, consistent with prior fiscal periods, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial position of the Vendor as at their respective dates, and the results of the operations of the Vendor and the changes in its financial position for the periods then ended.

(iv)	The representations and warranties contained herein with respect to the Interim Financial Statements are qualified as a result of the fact that the Interim Financial Statements have been internally prepared by management and are subject to period end adjustments consistent with past practices and do not contain notes.

(t)         Records. The Records have been duly maintained in accordance with all material applicable legal requirements and contain full and accurate records of all material financial transactions and other matters relating to the Business.    All vacation pay, performance incentives, bonuses, commissions and other payments relating to each of the Employees are reflected in the Records, and all vacation pay, performance incentives, bonuses and commissions are accrued in a manner consistent with past practice and none of such payables is in arrears. Except as disclosed in Schedule 3.1(t) and except for Software subject to a Licence, all information systems relating to the Records are owned, operated and maintained exclusively by the Vendor.

(u)        Absence of Changes.      Except   for the transactions   contemplated   by the Assignment and Assumption Agreement or as disclosed in Schedule 3.1(u) or in the Audited Financial Statements, unless as otherwise specified below, since the date  of the Audited Financial Statements until the date of execution of this Agreement, the Vendor has carried on the Business and conducted its operations and affairs only in the ordinary and normal course consistent with past practice and there has not been:

(i)	any change in the condition (financial or otherwise), assets, liabilities, operations, earnings, or business of the Vendor which has had or to the Vendor's knowledge, would be reasonably likely to have a Material Adverse Effect;

(ii)	any material loss (whether or not covered by insurance) affecting the property or assets of the Vendor;

(iii)	any Liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Vendor, other than those incurred in the ordinary and normal course of the Business and consistent with past practice;

(iv)	other than Permitted Encumbrances, any pledge, mortgage or granting of a security interest or other Encumbrance on or over any of the property or assets of the Vendor;

(v)	any write-off of any Accounts Receivable over $10,000 as uncollectible, or any portion thereof;

(vi)	any write-down of capital assets other than by way of depreciation in accordance with past practice;

(vii)	except as required by GAAP or by Law, any change in the accounting or tax practices followed by the Vendor;

(viii)	any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Vendor;

         (ix)               any labour condition or dispute which is likely to have a Material Adverse Effect on the Business;

         (x)          any licence, sale, assignment, transfer or disposition of any property or assets of the Vendor for amounts in excess of $25,000, other than the sale of Inventories in the ordinary course of the Business;

         (xi)          since January 1, 2015, any increase in any compensation, bonus or benefit (including any increase pursuant to any Employee Plan) payable to any Employee or the execution of any employment contract with any Employee, or the making of any loan to, or engagement in any transaction with, any Employee, officer, director or shareholder of the Vendor or any other person not acting at Arm's Length with the Vendor;

         (xii)         any forward purchase commitments in excess of requirements of the Vendor for normal operating inventories or at a prices higher than the current market prices;

         (xiii)            any forward sales commitments, other than in the ordinary course of the
Business, or any failure to satisfy any accepted order for goods;

         (xiv)       since March 1, 2015, any material change in the credit or payment terms offered to customers of, or by suppliers to, the Vendor;

(xv)	any capital expenditure or commitment of the Vendor, in excess of the amount set forth on Schedule 3.1(u);

(xvi)            since March 1, 2015, any change in the terms of any Material Contract, or in the Vendor's pricing practices or terms of sale;

(xvii)       any change in the material terms of any material License; or

(xviii)      any commitment or agreement to do any of the foregoing.

(v)        Litigation.      Except   as  described   in   Schedule 3.1(v),  there is   no  court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute resolution procedure, claim, investigation or inquiry (collectively, "Actions") by or before any Governmental Entity or arbitration tribunal, or any similar matter or proceeding against or involving the Vendor, GLC NewCo, the Assets, the Owned Real Property and Buildings or the Business (whether in progress or, to the Vendor's knowledge, threatened); and no event has occurred which might give rise to any such proceeding that has a reasonable possibility of prevailing. There is no judgment, decree, injunction, rule, award or order of any Governmental Entity or arbitration tribunal outstanding against the Vendor, GLC NewCo, the Business or the Assets.

(w)      Restriction on Business. Except as disclosed in Schedule 3.1(w), there is no agreement, non-competition covenant, exclusivity covenant, right of first refusal, judgment, injunction, order or decree binding upon the Vendor, GLC NewCo, the Business, the Owned Real Property and Buildings or the Assets that has, or could reasonably be expected to have, the effect of prohibiting, restricting or impairing any business practice of the Vendor, GLC NewCo; or the conduct of the Business, any acquisition, use or disposition of any of the Shares, the Assets, the Owned Real Property and Buildings or the Business, or the conduct of the Business as currently conducted.

(x)                      Environmental.

(i)                 All Environmental Permits are listed in Schedule 3.1(x).

(ii)	Except for changes required as a result of the completion of the Acquisition and as disclosed in Schedule 3.1(x), all Environmental Permits required to be held by the Vendor have been obtained, are valid and in full force and effect, have been and are being complied with, and there have been and are no proceedings commenced or, to the Vendor's knowledge, threatened to revoke or amend any Environmental Permits.

(iii)	Since July 8, 2008, except as disclosed in Schedule 3.1(x), the operations of the Business and the Owned Real Property and Buildings have been and are in compliance with Environmental Laws in all material respects..

(iv)	Neither the Vendor, the Owned Real Property and Buildings nor the Business is the subject of any administrative complaint, direction, order or sanction filed or imposed by any Governmental Entity pursuant to any Environmental Law or with respect to environmental matters, and except as disclosed in Schedule 3.1(x), to the knowledge of the Vendor, there are no facts or circumstances which could, or with the lapse of time and/or the giving of any notice would, result in any of the foregoing.

(v)	Except as disclosed in Schedule 3.1(x), the Vendor has not received any written notice from any Governmental Entity or other person alleging that the Vendor, the Business or the Owned Real Property and Buildings is not in compliance with Environmental Laws.

(vi)	Except as disclosed in Schedule 3.1(x), (A) there is no claim, action, audit, investigation, or other proceeding pending or, to the Vendor's knowledge, threatened against the Vendor, the Business or the Owned Real Property and Buildings alleging, or arising out of or in connection with, any non- compliance with Environmental Laws or environmental matters, and (B) to the Vendor's knowledge, there are no facts or circumstances currently existing which could, or with the lapse of time and/or the giving of any notice would, result in any such claim, action, audit, investigation, or other proceeding.

(vii)	Except for raw materials and work-in-process inventories of copper held for use in the Business and finished product inventories held for sale in the Business or as disclosed in Schedule 3.1(x), there are no Hazardous Substances present at, on, in, under or over the Owned Real Property and Buildings which constitute a breach or violation of Environmental Laws and, to the knowledge of the Vendor ,such Hazardous substances represent the only Hazardous Substances present at, on, in, under or over the Owned Real Property and Buildings and to the knowledge of the Vendor, there are no underground storage tanks present at the Owned Real Property and Buildings.

(y)                            Employee Plans.

(i)	Schedule 3.1(y) identifies each retirement, pension, savings, bonus, stock purchase, profit sharing, stock option, stock appreciation, phantom stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive, or other compensation or benefit plan or arrangement, whether written or oral, which is maintained, or otherwise contributed to or required to be contributed to, by the Vendor, GLC NewCo or CDC or in respect of which the Vendor, GLC NewCo or CDC has or may have any Liability, whether absolute or contingent, for the benefit of any Employee, director or officer or former employee, director or officer (collectively, the "Employee Plans"). The Employee Plans are the only benefit plans existing in respect of the Employees. Current and complete copies of the Employee Plans, and in the case of an unwritten plan, a true and complete written summary thereof, and all relevant documents related thereto, are included in the Data Room including the documents establishing the current terms of the Employee Plan, all descriptions of the Employee Plan provided to Employees and former employees and all other communications relating to the Employee Plan, a copy of the current trust or funding arrangement and all other contracts relating to the Employee Plan and all internal and third party administration reports and reports of investment counsel within the past two years.

(ii)	Except as disclosed on Schedule 3.1(y), all contributions or premiums required to be paid by the Vendor, GLC NewCo or CDC, as the case may be, under the terms of each Employee Plan or by applicable Law have been made in a timely fashion in accordance with such applicable Law and the terms of the Employee Plans or will be set forth as Current Liabilities on the Settled Closing Date Statement. Except as set out in the Estimated Net Working Capital Statement, none of the Employee Plans provides for any adjustment after the Closing Date in respect of costs incurred or the experience of the Employee Plan prior to the Closing Date.

(iii)	There have been no improper withdrawals, applications or transfers of assets of any Employee Plan and none of the Vendor, GLC NewCo CDC, nor, to the Vendor's knowledge, any of the Vendor's agents or delegates, has breached any fiduciary obligation with respect to any Employee Plan.

(iv)	All employee data necessary to administer each Employee Plan is in the possession of the Vendor or GLC NewCo or its agents and, to the Vendor's knowledge, is true and correct as of the date of this Agreement.

(v)	No insurance policy or any other agreement to which the Vendor or CDC is a party affecting any Employee Plan requires or permits any other party tosuch policy or agreement to impose retroactive increase in contributions, premiums or other payments due thereunder.

(vi)	Except as disclosed on Schedule 3.1(y), no Employee is on long-term disability leave, secondment, statutory leave of absence or receiving benefits pursuant to any workers' compensation legislation or is on any other leave of absence.

(vii)	Except as disclosed on Schedule 3.1(y), neither the Vendor, GLC NewCo nor CDC has any formal plan or has made any promise to improve or change any Employee Plan since the date of the Audited Financial Statements.

(viii)	No claim, action, proceeding, audit, investigation, or litigation of any kind in or before any court, tribunal or governmental agency, has been made, commenced or, to the Vendor's knowledge, threatened with respect to any Employee Plan (other than routine claims for benefits payable in the ordinary course, and appeals of any denied claims), nor to the Vendor's knowledge, is there any basis for one.

              (ix)       Except as disclosed on Schedule 3.1(y), no Employee Plan provides for any bonus, retirement, severance, job security or similar benefit or any accelerated or enhanced                                payment or benefit as a result of the transactions contemplated herein, nor do such transactions or this Agreement or the Assignment and Assumption Agreement create any                          Liabilities or trigger any expenses under an Employee Plan.

                           (x)            There are no participating employers with respect to any Employee Plan other than the Vendor, GLC NewCo  and CDC.

       (xi)           None of Vendor, GLC NewCo or CDC has any obligation under any Benefit Plan to provide benefits to any person who is not an Employee or former employee of the Vendor               or      CDC except for spouses and dependants of employees and former employees.

(xii)        Except for any registrations necessitated by the completion of the Acquisition, each Employee Plan is, and has since its establishment been, duly registered when             required by    applicable Law (including registration with relevant tax authorities where such registration is required to qualify for tax exemption or other tax beneficial status). Each Employee Plan has been administered in compliance in all material respects with, and is in good standing under applicable Law and the terms of the Employee Plan and any associated funding arrangement. All assets associated with an Employee Plan have been held, invested and otherwise dealt with in compliance with applicable Laws and the terms of the Employee Plan and the associated funding arrangement.

       (xiii)         With respect to the Employee Future Benefit Obligation, included in the Data Room are true and complete copies of the two most recently completed actuarial valuation reports.

(xiv)       With respect to the Employee Plan that is a deferred profit sharing plan, such plan and all amendments are registered for purpose of the Income Tax Act (Canada), evidence    of  which is included in the Data Room.

(xv)            The financial information and financial statements related to each Employee Plan that have been provided to the Purchaser in the Data Room are complete and accurate in all    material respects for the periods indicated therein. There have been no material changes in any Employee Plan that are not reflected for the full period reported on in the Financial Statements and in the financial statements or financial reports and actuarial reports related to the Employee Plan that have been provided to the Purchaser in the Data Room.  No taxes, fees, expenses or penalties related to any Employee Plan are exigible against assets held under the associated funding arrangement.

(z)                        Labour and Employment Matters.

(i)	There is no pending or to the Vendor's knowledge threatened strike, work stoppage or other material labour dispute against the Vendor. To the Vendor's knowledge, there is no, nor in the past two years has there been any, organizing activity involving the Vendor or CDC or threatened by any labour union or group of employees with respect to the Vendor or CDC. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, related employer or successor rights, nor has, since July 7, 2008, sought voluntary recognition or applied or, to the Vendor's knowledge, threatened to apply to be certified as the bargaining agent of any of the Employees.

(ii)	Except for bonus and incentive payments for 2015, and transaction bonuses to be paid in accordance with the Transition Services Agreement, all amounts due or accrued for all salary, bonuses, commissions, vacation with pay, and benefits under the Employee Plans have either been paid or will be accrued in the Settled Closing Date Statement, consistent with past practice.

(iii)	Except as disclosed on Schedule 3.1(aa), there are no written Contracts with Employees. No Employee is employed under a Contract which cannot be terminated by the Vendor upon statutory notice or upon reasonable notice at common law, or payment in lieu of such notice, together with any required statutory severance and continuation of benefits, including the Employee Future Benefit Obligation. The Vendor is in compliance with the terms and conditions of all of its Contracts with Employees. To Vendor's knowledge, no Employee intends to resign his or her employment or has demanded or intends to demand any increase in the remuneration or benefits to be paid or provided to such Employee.

(iv)	The Vendor and CDC are each in compliance, in all material respects, with Employment Legislation, has not engaged in any unfair labour practice, and there are no outstanding or to the Vendor's knowledge threatened charges, claims, complaints, investigations or orders under Employment Legislation, except as described in Schedule 3.1(z). Except as described in Schedule 3.1(z), there have been no fatal or critical accidents in the Business during the past five years. All levies, assessments and penalties made against the Vendor and CDC pursuant to any Employment Legislation have been paid.

                          (v)          Except as disclosed on Schedule 3.1(y), there is no commitment to increase any remuneration or benefits to be paid or provided to, or to otherwise modify any terms and conditions of                     employment of, any Employee.

(vi)	Except as disclosed in Schedule 3.1(z), there are no complaints or charges, investigations, grievances or arbitrations against the Vendor pending or, to the Vendor's knowledge, threatened to be filed with any Governmental Entity or arbitrator based on or arising out of the employment or termination of employment of any individual by the Vendor and CDC.

(vii)	There are no outstanding notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, "Assessments") or any other written communications related thereto that the Vendor has received from any workers' compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Business is carried on and there are no Assessments that are unpaid on the date hereof and there are, to the knowledge of the Vendor, no facts or circumstances currently existing that could result in an increase in Liability to the Vendor or CDC under any applicable workers' compensation or workplace safety and insurance legislation, regulations or rules after the date of this Agreement. The Vendor's and CDC's accident cost experience relating to the Business is set out in Schedule 3.1(z), and there are no pending assessments and, to the knowledge of the Vendor, except as set out in Schedule 3.1(z), no potential claims which may adversely affect the Vendor's current accident cost experience.

(aa)      Employees.  Schedule 3.1(aa) contains (i) a complete and accurate list of the names of all individuals who are full-time, part-time or casual employees of the Vendor and CDC or individuals engaged by the Vendor on contract to provide employment or consulting services or sales as of the date of this Agreement other than Jean Noelting, Don Wellington, Julie Smith and Dushyant Patel (collectively, the "Employees") specifying for each such employee his or her employment location, the length of hire, title or classification and rate of salary or hourly pay and commission, bonus and incentive entitlements, vacation entitlement and accrued vacation, and other benefit, including post-retirement benefit, entitlements and other terms and conditions of employment or engagement, and (ii) the names of all inactive Employees, the reason for their absence from work, whether they are expected to return to work, and if so, when and the benefits to which they are entitled from the Vendor.

(bb)      Non-Arm's Length Transactions. Except as set forth on Schedule 3.1(bb), neither the Vendor nor GLC NewCo is indebted to, nor has it made any loan to, any present or former, director, officer, Employee, shareholder or any other person not dealing at Arm's Length with the Vendor. Except as disclosed on Schedule 3.1(bb), neither the Vendor nor GLC NewCo is a party to any contract, agreement or other commitment, whether written or oral, with any present or former, director, officer, Employee or any other person not dealing at Arm's Length with the Vendor or any shareholder, officer or director of the Vendor. No present or former officer, entity that is an Affiliate of one or more of such individuals or the Vendor:

(i)	owns, directly or indirectly, in whole or in part, any property that is used in the operation of the Business, other than the Owned Real Property and Buildings;

(ii)	has any cause of action or other claim whatsoever against, or owes any amount to, the Vendor, except for Excluded Liabilities and any Liabilities reflected in the Audited Financial Statements and claims in the ordinary and normal course of business after July 1, 2014, such as for accrued vacation pay and accrued benefits under the Employee Plans; or

(iii)	except as set forth on Schedule 3.1(bb) has supplied or purchased any goods or services to or from the Vendor since June 30, 2014, other than interest and management fees reflected in the Financial Statements.

(cc)                      Tax Matters.

(i)	The Vendor has duly and timely withheld or collected from any amount paid or credited by it to or for the account or benefit of any person, including any of its Employees, officers and directors and any non- resident person, the amount of all Taxes and other deductions required by any applicable Law to be withheld from any such amount and has duly and timely remitted the same, and all employer contributions relating thereto, to the appropriate Governmental Entity.

(ii)	The Vendor is in material compliance with all registration, reporting and remittance obligations in respect of all provincial (and federal) sales Tax legislation and all excise tax, customs duties, import and export legislation (including the Canada Customs Act).

(iii)	The Vendor is a registrant for the purposes of the ETA and its registration number is 10573 0964 RT0001.

(iv)	GLC NewCo is a registrant for the purposes of the ETA and its registration number is 81291 7565 RT0001.

(v)               The Vendor is not a non-resident person of Canada for the purposes of the ITA.

(vi)	Except as disclosed in Schedule 3.1(cc), there are no inquiries, audits, investigations, assessments or reassessments pending, or to Vendor's knowledge threatened, in connection with any Taxes payable in connection with the Business, the Owned Real Property and Buildings or the Assets.

                                  (vii)         The only jurisdictions in which the Vendor is required to pay Tax or to file Tax returns or make other Tax filings are listed in Schedule 3.1(cc).

(viii)	The Vendor shall execute or participate in the execution of, on a timely basis, all necessary elections prepared by the GLC Newco in accordance with and subject to Section 2.8 of the Assignment and Assumption Agreement.

(ix)    No election under Section 85 of the ITA has been or will be made in connection with the transactions contemplated by the Assignment and Assumption Agreement.

(dd)     Accounts Receivable. All of the Accounts Receivable reflected on the Settled Closing Date Statement will have arisen from bona fide transactions in the ordinary course of the Business and are valid and, except to the extent reserved against in the Settled Closing Date Statement, collectible within 90 days following the Closing (and to the extent not so collected as of the 90th  day  following the Closing shall be fully reserved in the Settled Closing Date Statement and as a result thereof there shall  be no general reserve for bad debts for such Accounts Receivable in the calculation of Estimated Net Working Capital or Final Closing Net Working Capital) and will not be subject to any discounts, rebates, counterclaim or set-off in excess of the amounts accrued as liabilities in connection therewith reflected on the Settled Closing Date Statement and to the Vendor's knowledge will not be in dispute.

(ee)      Customers and Suppliers. The Vendor has provided to the Purchaser in the Data Room a comprehensive listing of each supplier of goods and services paid in excess of $100,000 in the aggregate during the 11 month period ending May 31, 2015 and each customer of, the Business to whom the Vendor billed in such period, together with, in each case, the amount so billed or paid (the "Customer and Supplier List"). No material supplier or customer has terminated or to the knowledge of the Vendor intends to terminate any Contract or has failed to renew or to the knowledge of the Vendor has any intention (i) not to renew any renewable Contract, or (ii) to change its relationship or its dealings with the Business as a result of the transactions contemplated in this Agreement or the Assignment and Assumption Agreement. The Vendor has not terminated and has no intention to terminate any Contract with any material supplier or customer and has not failed to renew nor has any intention not to renew any renewable Contract with any material supplier or customer. Except as disclosed in Schedule 3.1(ee), no customer of the Vendor is entitled to or receives discounts, allowances, volume rebates or similar reductions in price or other concessions pursuant to any agreement or understanding with such customer which is not generally available to all customers of like quantities.

(ff)       Inventories.  The inventory levels of the Vendor have been maintained at such amounts as are required for the operation of the Business as previously conducted. The inventories of the Vendor (including tooling, spare parts and supplies) reflected on the balance sheet contained in the Interim Financial Statements, or acquired by the Vendor after the date thereof and prior to the Closing Date, are valued in accordance with the Standards set out in Section 2.5 of the Assignment and Assumption Agreement, including the methodologies set out in Section 2.4 thereof, and such inventories do not include any material amount of  Obsolete Inventory or Surplus Inventory for which adequate reserves have not been established on the Financial Statements. As used herein, "Obsolete Inventory" is inventory which, at June 30, 2015, was not usable or salable in the ordinary course of business of the Vendor as now conducted because of legal restrictions, loss of market damage or physical  deterioration, in each case net of reserves provided therefor on the balance sheet contained in the Interim Financial Statements; and "Surplus Inventory" is inventory that, at June 30, 2015, exceeded known or anticipated requirements in the reasonable business judgment of the Vendor.

(gg)                      Product Liability.

(i)	Except as set forth on Schedule 3.1(gg), (A) there is no Action before any Governmental Entity pending, or to the Knowledge of the Vendor, threatened against the Vendor, or pending or threatened by the Vendor against any supplier to the Vendor, involving any products manufactured, produced, distributed or sold by or on behalf of the Vendor and/or in connection with the Business (including any parts or components) (collectively, "Products"), or class of claims or lawsuits involving the same or similar Product which is pending or, to the Vendor's knowledge, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representations (collectively, "Product Liability Lawsuits"); (B) there has not been, within the past 12 months, any Occurrence (as hereinafter defined) except for customer complaints which are in the ordinary course of business and which are not in the aggregate material and have not resulted in Product Liability Lawsuits ; and (C) there has not been, within the past 12 months, any Product rework or retrofit (collectively, "Retrofits") conducted by or on behalf of the Vendor.

(ii)	For purposes of this Section 3.1(gg), the term "Occurrence" shall mean any accident, happening or event which takes place which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product that can reasonably be expected to result in a claim or loss.

(iii)	Except as set forth on Schedule 3.1(gg), each Product sold to GLC NewCo under the Assignment and Assumption Agreement is in conformity with all applicable contractual commitments and all express and implied warranties applicable to the sale to GLC NewCo or sale to customers of the Business. Schedule 3.1(gg) includes copies of the standard terms and conditions of sale or lease of products or services by the Vendor and the Business (containing applicable guaranty, warranty, and indemnity provisions). Except as set forth on Schedule 3.1(gg), the Vendor and the Business have no obligation to any person to maintain, modify, improve or upgrade any of the Products.

(iv)	Except as set forth on Schedule 3.1(gg), to the Vendor's Knowledge, the Vendor and the Business have no material Liability (and there is no basis for any present or future proceeding against any the Vendor and the Business giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product manufactured, sold, leased, or delivered by the Vendor and the Business.

(v)	The Vendor has made adequate provision (in accordance with GAAP) in the Records, the Audited Financial Statements and in the Interim Financial Statements, for product warranties and pending or, to the Vendor's knowledge, threatened product warranty claims.

(hh)                     Competition Act.

The aggregate value, for the purposes of determining whether Part IX of the Competition Act (Canada) (the "Competition Act") applies in respect of the transaction contemplated by this Agreement:

(i)	of the assets in Canada of GLC NewCo, together with its affiliates (within the meaning of the Competition Act), determined pursuant to paragraph
109(1)(a) of the Competition Act, is $171,894,000; and

(ii)	of the gross revenues from sales in, from or into Canada of GLC NewCo, together with its affiliates (within the meaning of the Competition Act), determined pursuant to paragraph 109(1)(b) of the Competition Act, is
$324,892,000.

(ii)                         Untrue Statements

No representation or warranty of the Vendor contained in this Agreement or any document, instrument or agreement delivered hereunder contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

(jj)                    R&W Policy

Set forth on Schedule 3.1(jj) hereto is a draft version of the R&W Policy which the Vendor is using its best efforts to obtain. The Vendor will use reasonable commercial efforts to obtain on substantially similar terms and keep the R&W Policy in full force and effect through its stated termination date and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Vendor is not in default with respect to its obligations under the R&W Policy nor has Vendor received any notification of cancellation of the R&W Policy.

3.2                            Survival of Representations, Warranties and Covenants of the Vendor.

(a)      Except in the case of fraud or intentional misrepresentation, the representations and warranties made by the Vendor contained in this Agreement and in any agreement, instrument, certificate or other document to be executed and delivered pursuant to this Agreement shall survive the Closing and, notwithstanding such Closing and notwithstanding any investigations made by or on behalf of the Purchaser, but subject to the provisions in Section 10.1, shall continue in full force and effect from and after the Closing Date for a period of fifteen (15) months, except that the (i) representations  and warranties  contained in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(d), Section 3.1(e), Section 3.1(r), Section 3.1(gg) and Section 3.1(cc)(vii)-(viii) (collectively, the "Vendor Fundamental Representations") shall survive the Closing Date indefinitely, (ii) the representations and warranties contained in Section 3.1(x) (the "Environmental Representations") shall survive until the eighth (8th) anniversary of the Closing Date, (iii) each of the representations and warranties contained in Section 3.1(y)-(z) (the "Employee Representations") shall survive for a period of eighteen (18) months following the Closing Date and (iv) each of the representations and warranties contained in Section 3.1(cc) (the "Tax Representations") shall survive until the expiration of the applicable limitations period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Tax under applicable Tax legislation (without extension of such period) arising out of or in respect of any matter referred to in such representation and warranty could be issued under such Tax legislation.

(b)      Except in the case of fraud or intentional misrepresentation, all covenants (which are not also representation and warranties) and obligations of the Vendor contained in this Agreement, the Assignment and Assumption Agreement and in any other agreement, instrument, certificate or other document to be executed and delivered pursuant to this Agreement shall survive the Closing and shall continue in full force and effect from and after the Closing Date for a period of fifteen (15) months or such other term as is specified in such document in accordance with their respective terms, but subject to the provisions of Section 10.1.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.1                                          Representations and Warranties of the Purchaser.

The   Purchaser   represents  and  warrants  to  the   Vendor   as  follows  and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the completion of the transaction contemplated hereunder:

(a)        Existence; Corporate Power of the Purchaser.  The Purchaser is a corporation validly existing under the laws of the State of Delaware, U.S.A. and it has the corporate power to enter into this Agreement and perform its obligations hereunder.

(b)        Authorization; Execution; Enforceability.    This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(c)       No Violation.  Neither the execution and delivery of this Agreement by the Purchaser, nor  the consummation of  the  transaction provided for  herein will result in the violation of, or constitute a default under or conflict with: (i) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser; (ii) any judgment, decree, order or award of any Governmental Entity having jurisdiction over the Purchaser; or (iii) any applicable, law, statute, ordinance, regulation or rule.

(d)        Consents and Approvals. There is no requirement for the Purchaser, including as set forth on Schedule 4.1(d), to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation of the transaction contemplated by this Agreement.

(e)                    Competition Act.  The aggregate value, for the purposes of determining whether Part IX of the Competition Act applies in respect of the transaction contemplated by this
 Agreement:

(i)	of the assets in Canada of the Purchaser, together with its affiliates (within the meaning of the Competition Act), determined pursuant to paragraph 109(1)(a) of the Competition Act, is $1,545,434; and

(ii)	of the gross revenues from sales in, from or into Canada of the Purchaser, together with its affiliates (within the meaning of the Competition Act), determined pursuant to paragraph 109(1)(b) of the Competition Act, is $11,947,406.

(f)          Acknowledgment by the Purchaser. The Purchaser acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Business and the Vendor and the assets, condition, operations and prospects of the Business and the Vendor. In entering into this Agreement, the Purchaser: (a) acknowledges that, other than as expressly set forth in this Agreement, neither the Vendor, nor any of its Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to the Purchaser or its agents or representatives prior to the execution of this Agreement, including any presentation to the Purchaser or its agents or representatives by management of the Vendor or materials furnished in the on-line data site prepared by the Vendor or other due diligence information provided to the Purchaser or its agents or representatives, or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Vendor; and (b) except as specifically provided in this Agreement, agrees, to the fullest extent permitted by Law, that none of the Vendor, nor any of its Affiliates, directors, officers, employees, agents or representatives shall have  any direct personal Liability or responsibility whatsoever to the Purchaser or its Affiliates on any basis (including contract, tort, or otherwise) based upon any  information provided  or made available, or statements made, to the Purchaser prior to the execution of this Agreement, including any presentation to the Purchaser or its agents or representatives by management of the Vendor or materials furnished in the on-line data site prepared by the Vendor or other due diligence information provided to the Purchaser or its agents or representatives.

4.2                        Survival of Representations, Warranties and Covenants of the Purchaser.

(a)     The representations and warranties made by the Purchaser contained in this Agreement and in any agreement, instrument, certificate or other document to be executed and delivered pursuant to this Agreement shall survive the Closing  and, notwithstanding such Closing and notwithstanding any investigations made by or on behalf of the Vendor, shall continue in full force and effect from and after the Closing Date for a period of fifteen (15) months, except that the representations and warranties contained in Section 4.1(a), Section 4.1(b) and  Section  4.1(d)  or  any   schedule  in  respect  thereof  (collectively,  the  "Purchaser Fundamental Representations") shall survive the Closing Date indefinitely; and

(b)       All covenants and obligations of the Purchaser contained in this Agreement, the Assignment and Assumption Agreement and in any other agreement, instrument, certificate or other document to be executed and delivered  pursuant to this Agreement shall survive the Closing and shall continue in full force and effect from and after the Closing Date for a period of fifteen (15) months or such other term as is specified in such document in accordance with their respective terms, but subject to the provisions of Section 10.2.

ARTICLE 5

CLOSING COVENANTS

5.1                            Consent and Approvals.

The Vendor shall give all notices to, and make all declarations, filings and registrations with any person set forth on Schedule 3.1(q) and shall use commercially reasonable efforts to obtain, with all reasonable dispatch following Closing, all consents, approvals and waivers required for the transactions contemplated by the Assignment and Assumption Agreement or this Agreement (the "Consents"), including without limitation Consents from any persons set forth on Schedule 3.1(r) and any Consent from any person necessary to assign any Contracts or  Scheduled Employee  Plans included  within the Assets.   With respect to any Assigned Contract included within the Assets that is not assigned to GLC NewCo as of the Closing due to the failure to obtain any necessary Consent as of the Closing (a "No Consent Contract"), after the Closing and until any requisite Consent is obtained therefor and the same is sold and assigned to GLC NewCo under the Assignment and Assumption Agreement, the parties shall cooperate with each other, in good faith, in endeavoring to obtain for GLC NewCo an arrangement to provide for GLC NewCo substantially comparable benefits, obligations and Liabilities therein.  With respect to any No Consent Contracts, the performance obligations of the Vendor thereunder shall, unless not permitted by such Contracts, be deemed to be subleased or subcontracted to GLC NewCo until such No Consent Contracts, as applicable,  have  been assigned and GLC NewCo shall assume all such performance obligations thereunder pursuant to the Assignment and Assumption Agreement.

5.2                       Closing Documents.

The parties agree to execute and deliver to each other on Closing, all in form and substance satisfactory to the parties and their respective solicitors acting reasonably:

(a)      Vendor shall assign, convey, transfer and deliver to the Purchaser or its designee, and the Purchaser or its designee shall acquire, accept and receive from the Vendor, stock certificates representing the Shares, either duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank in exchange for the payment of the Share Purchase Price as provided in Section 2.2 hereof;

(b)       the Consulting Agreement, executed and delivered by and among GLC NewCo, Wellington Materials Consulting Inc. in the form attached as Schedule 5.2(b) and all related documents;

(c)            The Assignment and Assumption Agreement executed and delivered by the
Vendor and GLC NewCo in the form attached as Schedule 5.2(c);

(d)      an escrow agreement (the "Escrow Agreement")  between the  Vendor, the Purchaser and Computershare Trust Company of  Canada, as escrow agent (the "Escrow Agent"), in the form attached as Schedule 5.2(d);

(e)      lease agreements between the Vendor, as landlord, and GLC NewCo, as tenant, in respect of the Clarke Road Property and a lease from CDC Warehouse Inc. of the CDC Property, each in the form attached as Schedule 5.2(e);

(f)        a transition services agreement between the Vendor and GLC NewCo in the form attached as Schedule 5.2(f);

(g)            the Payoff Letters executed by the holders of the applicable Encumbrances;

        (h)            a customary receipt executed by the Vendor evidencing repayment of the GLC Note;

(i)      Restrictive Covenant Agreements, executed and delivered by and between the Purchaser, GLC NewCo and each of Jean Noelting, Don Wellington and Julie Smith, in the form attached as Schedule 5.2(i); and

(j)            a Restrictive Covenant Agreement, executed and delivered by and between the Purchaser and the Vendor, in the form attached as Schedule 5.2(j).

ARTICLE 6

CONDITIONS OF CLOSING

6.1                            Conditions of Closing in Favour of the Purchaser.

  The closing of the transaction contemplated hereby is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the Closing:

(a)        Closing Deliveries. The Vendor and CDC shall have executed and delivered all closing deliveries to be delivered by them pursuant to Article 5.

(b)        Covenants. All of the terms, covenants and conditions of this Agreement and the Assignment and Assumption Agreement to be complied with or performed by the Vendor or GLC NewCo at or before the Closing shall have been complied with or performed.

(c)        Assignment and Assumption. The transactions contemplated by the Assignment and Assumption Agreement shall have been consummated.

(d)        Necessary Approvals. All necessary corporate action, including the approval of the shareholders of the Vendor and GLC NewCo, shall have been taken by the Vendor and GLC NewCo to authorize the execution and delivery of this Agreement and the Assignment and Assumption Agreement, as applicable, all documents to be delivered hereunder or thereunder and the consummation of the transactions contemplated hereunder or thereunder.

(e)        Payoff Letters. The Vendor shall have delivered to the Purchaser duly executed copies of the Payoff Letters.

(f)         No Action or Proceeding. No action or proceeding at law or in equity shall be pending or threatened by any person to enjoin, restrict or prohibit the closing of the transactions contemplated herein or in the Assignment and Assumption Agreement or GLC NewCo's right to conduct the Business as it is presently conducted.

                If any of the conditions contained in this Section 6.1 shall not be performed or fulfilled at or prior to the Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, and without prejudice to any Claims for any breach by the Vendor of the provisions of Section 7.6, terminate this Agreement and the obligations of the parties to this Agreement, other than the obligations contained in Section 11.1, shall be terminated. However, the Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non- fulfilment of any other condition.

6.2                                 Conditions of Closing in Favour of the Vendor.

The closing of the transaction contemplated hereby is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be fulfilled or performed at or prior to the Closing:

(a)        Payment of the Share Purchase Price. The Purchaser shall have paid and satisfied the Share Purchase Price, in accordance with the provisions of this Agreement.

(b)        GLC NewCo Indebtedness Amount.  The LuxCo Entities shall have loaned the GLC NewCo Indebtedness Amount pursuant to the LuxCo Loan Agreements, in accordance with the provisions of this Agreement and the GLC Note shall have been repaid in full.

(c)        Closing Deliveries. The Purchaser shall have executed and delivered all closing deliveries to be delivered by it pursuant to Article 5.

(d)        Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing shall have been complied with or performed in all material respects.

(e)        No Action or Proceeding. No action or proceeding at law or in equity shall be pending or threatened by any person to enjoin, restrict or prohibit the closing of the transactions contemplated herein or in the Assignment and Assumption Agreement.

                If any of the conditions contained in this Section 6.2 shall not be performed or fulfilled at or prior to the Closing, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the parties to this Agreement, other than the obligations contained in Section 11.1, shall be terminated. However, the Vendor may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition.

ARTICLE 7

POST-CLOSING COVENANTS

7.1                            Pre-Closing Cheques.

The Vendor shall cause all cheques that have been issued by the Vendor in connection with the Business and sent or otherwise delivered to third parties prior to the Closing Date to be honoured, notwithstanding that such cheques may be cashed by such third parties on or after the Closing Date.

7.2                             Investment Canada Act.

The Purchaser shall file a notification pursuant the Investment Canada Act (Canada) with Industry Canada within 30 days following the Closing Date.

7.3                             Preservation of Records.

The Purchaser shall take all reasonable steps to preserve and keep the Records delivered to the Purchaser for a period of seven years from the Closing Date, or for any longer period as may be required by any applicable laws or Governmental Entity. The Purchaser shall make such Records available to the Vendor, during normal business hours, for review or copying (at the expense of the Vendor) as may be reasonably required by the Vendor. The Purchaser shall also make available employees of the Business, during normal business hours, as reasonable required by the Vendor, at no cost to the Vendor, to assist the Vendor in respect of the preparation of financial statements and tax returns for any period during which the Business has been carried on by the Vendor, and all assessments and reassessments (including appeals) of tax returns for such period and all prior periods. The Purchaser shall provide the Vendor with no less than 90 days advance notice in the event it intends to move the Records from their current location. The Vendor acknowledges that the Purchaser shall not be liable to the Vendor in the event of any accidental destruction of such Records.

7.4                        [Reserved].

7.5                        Litigation and Audit Support.

The Purchaser and its Affiliates will cooperate with the Vendor and its Affiliates, and the Vendor and its Affiliates will cooperate with the Purchaser and its Affiliates, in the defense or settlement of any Liabilities or lawsuits or audits involving the Business, the Assets or the Assumed Liabilities for which any of them has or may have responsibility under this Agreement (other than lawsuits between the parties and/or their respective Affiliates) by providing the other party and such other party's legal counsel and other designated persons access to employees, records, documents, data, equipment and facilities, and other information regarding the Business as such party may reasonably request, to the extent maintained or under the possession or control of the requested party. The reasonable expenses incurred by a party pursuant to this Section 7.5 shall be borne by the contesting or defending party (unless and to the extent that the contesting or defending party is entitled to indemnification pursuant to this Agreement). To the extent that this Section 7.5 requires one party to make available to the other party records, documents, data or other information that is subject to a claim of attorney-client privilege or attorney work product, the parties shall enter into an appropriate and customary joint defense agreement to protect the privileged nature and confidentiality of such records, documents, data or other information.

7.6                             Commercially Reasonable Efforts; Certain Governmental Matters.

Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Assignment and Assumption Agreement, including: (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Assignment and Assumption Agreement and the transactions contemplated hereby and thereby  (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Entity); (ii) to satisfy the conditions precedent to the obligations of such party hereto and thereto; (iii) to obtain any and all Consents; (iv) without limiting the generality of clause (iii) of this Section 7.6, to effect all registrations, filings and transfers of Licences (to the extent transferable) necessary for the operation of the Business and required under applicable Laws; (v) to obtain any other consents, authorizations or approvals, and to make any other notices, required to be obtained or made by the Purchaser, GLC NewCo or the Vendor in connection with the acquisition of Assets or the taking of any action contemplated by this Agreement or the Assignment and Assumption Agreement; and (vi) to take any action reasonably necessary to vigorously defend, lift, mitigate, or rescind the effect of any litigation or administrative proceeding adversely affecting the acquisition of the Assets, the assumption of the Assumed Liabilities or this Agreement or the Assignment and Assumption Agreement.

7.7                        [Reserved].

7.8                             Intercompany Obligations and Agreements.

Except for accounts receivable and accounts payable incurred in the ordinary course of the Business, Excluded Assets and Excluded Liabilities, and except for the transactions between the Vendor and GLC NewCo under the Assignment and Assumption Agreement (the "Exceptions"), all intercompany contracts, leases, licenses, accounts, loans, advances, payables (including any payable accounts with negative balance and receivables, whether or not currently due and payable and relating to the Business and involving GLC NewCo as a party and the Vendor and one or more of its Affiliates as a counterparty (collectively, the "Intercompany Obligations and Agreements"), shall be settled in full at or prior to the Closing Date and all commitments with respect thereto shall be deemed to have been terminated at or prior to the Closing Date and in each case, GLC NewCo and the Purchaser shall be fully released from all Liability with respect to such Intercompany Obligations and Agreements other than the Exceptions. Except as otherwise contemplated in this Agreement, including all Exceptions set out in the previous sentence, the Vendor and the Purchaser shall, and shall cause their respective Affiliates to, cause any Intercompany  Obligations and Agreements to be terminated and cancelled as of the Closing, and the Vendor and the Purchaser and their respective Affiliates shall be fully released from all Liability with respect to any such Intercompany Obligations and Agreements.

7.9                           Trademarks.

Within ninety (90) days of the Closing Date, the Vendor shall discontinue all use of the trademarks, service marks and similar indicia of origin included in the Assets, including, without limitation, any such use in or on any product or service offerings, websites, advertising materials, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents. In furtherance of the foregoing, within ninety (90) days of the Closing Date, Vendor shall change its name from Great Lakes Copper Inc. to another name not containing "Copper" via the filing of a articles of amendment to its articles of incorporation with the Province of Ontario.

7.10                          GLC Newco Tax Returns

The Purchaser and GLC NewCo will have sole authority and responsibility to prepare the financial statements and tax returns for GLC NewCo for the taxation year commencing on its date of incorporation and each subsequent taxation year of GLC NewCo. The Tax return for the taxation year ending immediately prior to the Closing Date shall include the election specified in subsection 256(9) of the ITA. The Purchaser shall provide draft financial statements and tax returns for the taxation year ending immediately prior to the Closing Date to the Vendor and shall consider any comments made by the Vendor within 15 days of receipt of such statements prior to filing same with Canada Revenue Agency. Purchaser and Vendor will be given access by each other to any backup information necessary for GLC NewCo to prepare such financial statements and tax returns.

ARTICLE 8

EMPLOYEE MATTERS

8.1                        Employees.

Upon the Closing, the Purchaser shall cause GLC NewCo to offer to employ, effective at the Time of Closing, all of the Employees (excluding Jean Noelting, Don Wellington, Julie Smith, and Dushyant Patel) of the Vendor and CDC (the "Employers") on terms and conditions which are  no less beneficial as those upon which each Employee is currently employed by such Employee's current Employer at the Time of Closing, including the establishment of employee benefit plan(s) (collectively, the "Purchaser's Plans") which initially following the Time of Closing (and with respect to the Employee Future Benefit Obligations not less than two years after the Time of Closing) are no less favourable than the Employee Plans. The Purchaser acknowledges and agrees that GLC NewCo shall be responsible for the payment of vacation, severance or termination pay and other like benefits payable under common law or under Employment Legislation in connection with the termination of any Transferred Employee by GLC NewCo after the Time of Closing. The Purchaser hereby acknowledges that all Liabilities under the Purchaser's Plans to or for the benefit of the Transferred Employees for any health or accident claims, workers' compensation benefits, occupational diseases claims and employer liability claims relating or payable to the Transferred Employees for matters that occur after the Time of Closing while employed by GLC NewCo, shall be the responsibility of GLC NewCo. The Purchaser acknowledges and agrees that GLC NewCo, in accordance with Section 6.4 of the Assignment and Assumption Agreement, shall be responsible for the Employee Future Benefit Obligation and the Transferred Plans notwithstanding  that such obligations are in respect of former or retired employees of the Vendor, including Don Wellington, who is retiring as of the Closing Date. Except to the extent provided for in the Settled Closing Date Statement, the Vendor shall be solely responsible for all wages, commissions, bonuses, and salary accrued and owing to the Employees up to the Closing Date. The Vendor shall also be responsible for the payment of severance or termination pay and any other benefits payable under common law or under Employment Legislation: (i) to Don Wellington (other than with respect to Employee Future Benefit Obligations) and each of Jean Noelting, Julie Smith and Dushyanat Patel and (ii) in connection with the termination or resignation of employment of any Employee in contemplation of, in conjunction with or a result of, or following completion of, the transactions contemplated by this Agreement and the Assignment and Assumption Agreement (except for any termination of any Transferred Employee by the Purchaser after the Closing as contemplated by this Section 8.1).

8.2                         Employee Plans.

The Vendor shall be responsible for any and all Pre-Closing Employee Liabilities and GLC NewCo shall be responsible under the Purchaser's Plans for any and all claims made or filed by the Transferred Employees on and after the Time of Closing (excluding, for the avoidance of doubt, any Pre-Closing Employee Liabilities).

8.3                             Notice of Change of Employment.

Any notice that is sent to the Employees concerning the change of their employer from the Vendor to GLC Newco with respect to the Business shall be subject to the Vendor's prior approval, acting reasonably, and shall be subject to any applicable law or governmental regulation or policy.

8.4                             Post Closing Changes.

Nothing in this Agreement or the Assignment and Assumption Agreement shall, as between the Vendor and the Purchaser prevent GLC NewCo from amending or terminating any or all Transferred Plans other than any Employee Future Benefit Obligation or Purchaser's Plans at any time after the Closing or the Employee Future Benefit Obligations at any time after the second (2nd) anniversary of the Closing.

ARTICLE 9

CLOSING ARRANGEMENTS

9.1                             Place of Closing.

The Closing shall take place at the offices of Fogler, Rubinoff LLP, 77 King Street West, Suite 3000, Toronto-Dominion Centre, Toronto, Ontario, M5K 1G8.

9.2                             [Reserved].

9.3                             Further Assurances.

Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing, it will, at the request and expense of the requesting party, execute and deliver all such documents, including all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party  hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or the Assignment and Assumption Agreement or of any agreement or other document executed pursuant to this Agreement or the Assignment and Assumption Agreement or any of the respective obligations intended to be created hereby or thereby.

ARTICLE 10

INDEMNIFICATION

10.1                          Indemnification by the Vendor.

(a)      The Vendor agrees to indemnify and save harmless GLC NewCo, the Purchaser, its Affiliates and each of their respective directors, officers, employees, agents, successors and permitted assigns (collectively, the "Purchaser Indemnified Parties") from and against all Losses suffered or incurred by such Purchaser Indemnified Party as a result of or relating to:

(i)	any breach by the Vendor of any representation or warranty of the Vendor contained in Section 3.1 of this Agreement, or in any agreement, certificate or other document delivered by the Vendor pursuant hereto;

(ii)	any breach or non-performance by the Vendor of any covenant or agreement to be performed by it which is contained in this Agreement, the Assignment and Assumption Agreement or in any agreement, certificate or other document delivered by the Vendor pursuant hereto or thereto;

(iii)                any Excluded Liability or Excluded Asset;

(iv)	all warranty or guaranty obligations with respect to Products manufactured by the Vendor or the Business prior to the Closing Date;

(v)	any product liability claim related to or resulting from the Products manufactured by the Vendor or the Business prior to the Closing Date;

(vi)	Vendor's failure to comply with any fraudulent transfer laws that may be applicable to the transactions contemplated by this Agreement or the Assignment and Assumption Agreement;

(vii)              the ownership, operation or use of any of the Excluded Assets;

(viii)	Liabilities of the Vendor that become Liabilities of GLC NewCo by reason of successor liability, de facto merger or similar principles or operation of law that impose Liability in the absence of the assumption of such Liability under this Agreement or the Assignment and Assumption Agreement; or

(ix)           any Liabilities of GLC NewCo for or relating to Taxes incurred prior to the Time of Closing.

(b)      No claim for indemnification may be made by the Purchaser Indemnified Parties under Section 10.1(a)(i) unless notice of such claim is delivered by a Purchaser Indemnified Party to the Vendor prior to the date that is 15 months following the Closing Date; provided, however, that: (i) if such claim for indemnification relates to a matter in the Tax Representations, notice of such claim may be delivered by a Purchaser Indemnified Party to the Vendor at any time prior to 90 days following the expiration of the applicable limitations period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Tax under applicable Tax legislation (without extension of such period) arising out of or in respect of such matter could be issued under such Tax legislation; (ii) if such claim for indemnification relates to a matter in the Employee Representations, notice of such claim may be delivered by a Purchaser Indemnified Party to the Vendor at any time prior to prior to the date that is 18 months following the Closing Date; (iii) (if such claim for indemnification relates to a matter in the Environmental Representations, notice of such claim may be delivered by a Purchaser Indemnified Party to the Vendor at any time prior to eighth (8th) anniversary of the Closing Date or (iv) if such claim for indemnification relates to a matter in the Vendor Fundamental Representations, Section 10.1(a)(ii), Section 10.1(a)(iii), Section 10.1(a)(iv), Section 10.1(a)(v), Section 10.1(a)(vi), Section 10.1(a)(vii), Section 10.1(a)(viii) or Section 10.1(a)(ix), notice of such claim may be delivered by a Purchaser Indemnified Party to the Vendor any time after the Closing Date. If notice of a claim for indemnification is not delivered within the time periods set forth in this Section 10.1(b), the Purchaser acknowledges and agrees that the Vendor shall not have any responsibility or obligation whatsoever in respect of the facts or circumstances which have, or may have, given rise to such claim for indemnification.

(c)      The Vendor acknowledges and agrees that the provisions of Sections 10.1(a) and (b) above are for the express benefit of GLC NewCo, as well as the Purchaser, and may be enforced by GLC NewCo as if GLC NewCo was a party to this Agreement.

10.2                     Indemnification by the Purchaser.

(a)      The Purchaser agrees to indemnify and save harmless the Vendor, its Affiliates and each of their respective directors, officers, employees, agents, successors and permitted assigns (collectively, the "Vendor Indemnified Parties") from and against all Losses suffered or incurred by the Vendor as a result of:

(i)	any breach by the Purchaser of any representation or warranty of the Purchaser contained in Section 4.1 of this Agreement or in any agreement, certificate or other document delivered by the Purchaser to the Vendor pursuant hereto;

(ii)	any breach or non-performance by the Purchaser of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered by the Purchaser to the Vendor pursuant hereto;

(iii)	the Purchaser's failure to comply with any fraudulent transfer laws that may be applicable to the transactions contemplated by this Agreement; and

(iv)            any obligations for which GLC NewCo is responsible pursuant to Sections 6.4 and 6.5 of the Assignment and Assumption Agreement.

(b)      No claim for indemnification may be made by a Vendor Indemnified Party under Section 10.2(a)(i) (other than a claim in respect of a breach of section 4.1(d) or any certificate of other document delivered pursuant thereto) unless notice of such claim is delivered by a Vendor Indemnified Party to the Purchaser prior to the date that is 15 months following the Closing Date; provided, however, that if a claim for indemnification relates to a matter in the Purchaser Fundamental Representations or Section 10.2(a)(ii), notice of such claim may be delivered by a Vendor Indemnified Party to the Purchaser any time after the Closing Date. If notice of a claim for indemnification is not delivered by the a Vendor Indemnified Party to the Purchaser with in the time periods set forth in this Section

10.2(b), the Vendor acknowledges and agrees that the Purchaser shall not have any responsibility or obligation whatsoever in respect of the facts or circumstances which have, or may have, given rise to such claim for indemnification.

10.3                     Procedure re: Claims.

(a)      In the event that an Indemnified Party shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which any Indemnifying Party has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim, the amount of the Claim, if known, and, with respect to a Third Party Claim, the other information provided for in Section 10.3(d).

(b)            [Intentionally omitted].

(c)      With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If all parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

(d)      With respect to any Third Party Claim, the Indemnified Party shall promptly notify in writing the Indemnifying Party of such Third Party Claim and such notice shall include a description of such claim, the basis for indemnification hereunder and a copy of any documentation (e.g., complaint, petition, etc.) from the third party or its representative relating to such claim. The Indemnifying Party shall have fifteen (15) days after receipt of such notice to notify in writing the Indemnified Party if the Indemnifying Party has elected, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's reasonable out of pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, then the Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing, provided, however, that (i) the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel at its own expense to act on its behalf; ((ii) assuming  such defense will conclusively establish for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject of indemnification (subject to the limits hereof); and (iii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified

Party's consent (which shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person on the part of the Indemnified Party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (C) the Indemnified Party could not reasonably be expected to have any liability with respect to any compromise or settlement of such claims. Notwithstanding the foregoing, in no event shall the Indemnifying Party be entitled to assume the defense of any such Third Party Claim if (x) the Indemnified Party shall have given the Indemnifying Party written notice that it has determined in good faith, after consultation with its own counsel, that a bona fide conflict of interest makes separate representation by the Indemnified Party's own counsel advisable; (y) such Third Party Claim seeks an injunction or other equitable relief; or (z) such Third Party Claim is made by a customer or supplier or by a governmental or regulatory authority (it being understood and agreed that in any such case the Indemnifying Party may participate in the defense of such Third Party Claim with its own counsel at its own expense). If the Indemnifying Party fails to notify  the Indemnified Party of its assumption of the defense of such Third Party Claim within fifteen (15) days after receipt of the Indemnified Party's notice of a Third Party Claim, the Indemnified Party shall assume the defense of such Third Party Claim at the expense of the Indemnifying Party if it is determined that the Indemnified Party is entitled to indemnification from the Indemnifying Party pursuant to this Section 10, provided, however, that the Indemnified Party may not settle any Third Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).  The party assuming the defense of a Third Party Claim shall keep the other party reasonably informed of the status and events occurring in such Third Party Claim.  The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto. In addition, the party defending any Third Party Claim shall use commercially reasonable efforts to make available to the other party and its counsel all books, records, documents and other information relating to any Third Party Claim for which indemnification is sought hereunder, and the parties to this Agreement shall render to each other reasonable assistance in the defense of any such Third Party Claim, subject to the execution and delivery of a customary common interest or joint defense agreement addressing privilege, work product and other similar concepts.

10.4                        Monetary Limit on Indemnification.

(a)      Except in the case of fraud or intentional misrepresentation, or a Claim in respect of a Vendor Fundamental Representation, no Claim may be made against the Vendor under Section10.1(a)(i)  until the aggregate of all Losses suffered or incurred by the Purchaser Indemnified Parties in respect of all matters which are subject to indemnification thereunder exceed $400,000 (the "Vendor Basket Amount"), in which case the Purchaser Indemnified Parties shall be entitled to receive all Losses incurred from "dollar one". Notwithstanding the foregoing, except in the case of fraud or intentional misrepresentation, the Vendor shall have no liability to indemnify the Purchaser Indemnified Parties for any Losses incurred after the aggregate successful Claims made by the Purchaser Indemnified Parties suffered or incurred by  it hereunder exceed $7,500,000, except that (i) the Vendor shall indemnify the Purchaser Indemnified Parties for all Losses incurred related to or arising directly or indirectly out of any breach of or any inaccuracy in any Vendor Fundamental Representation in an amount not to exceed the Indemnity Cap and (ii) the Vendor shall indemnify the Purchaser

Indemnified Parties for all Losses incurred, in its entire amount and without limitation, related to or arising directly or indirectly out of any (A) fraudulent or intentional misrepresentation by Vendor, (B) any claim pursuant to Section 10.1(a)(ii), Section 10.1(a)(iii), Section 10.1(a)(iv), Section 10.1(a)(v), Section 10.1(a)(vi), Section 10.1(a)(vii), Section 10.1(a)(viii) or Section 10.1(a)(ix).

(b)       No Claim may be made against the Purchaser under Section 10.2(a)(i) until the aggregate of all Losses suffered or incurred by the Vendor in respect of all matters which are subject to indemnification thereunder exceed $400,000 (the "Purchaser Basket Amount"), in which case the Vendor Indemnified Parties shall be entitled to receive all Losses incurred from "dollar one"; provided, however, that the Purchaser Basket Amount limitation shall not apply to any Losses suffered by the Vendor Indemnified Parties with respect to misrepresentations in or breaches of the Purchaser Fundamental Representations or for fraud or intentional misrepresentation. Notwithstanding the foregoing, the Purchaser shall have no liability to indemnify the Vendor for any Losses after the aggregate successful Claims made by the Vendor for Losses suffered or incurred by it hereunder exceed $7,500,000, except that (i) the Purchaser shall indemnify the Vendor Indemnified Parties for all Losses incurred, in its entire amount and without limitation, related to or arising directly or indirectly out of any fraudulent or intentional misrepresentation by the Purchaser and (ii) the Purchaser shall indemnify the Vendor Indemnified Parties for all Losses incurred related to or arising directly or indirectly out of any breach of or any inaccuracy in any Purchaser Fundamental Representation in an amount not to exceed the Indemnity Cap.

(c)      In calculating the amount of Losses that have been sustained or incurred due to any inaccuracy or breach of any representation or warranty of the Vendor set forth in this Agreement or the Assignment and Assumption Agreement and in determining whether a breach of any such representation or warranty has occurred the terms "Material Adverse Effect," "material," "in all material respects" and words of similar import are to be disregarded and given no effect.

10.5                     Escrow Funds.

The Escrow Agreement will provide for the reduction of the Escrow Amount (and delivery to the Vendor of such reduction) by the amount of $2,000,000 less the amount of any Claim made on or before the 90th  day following the Closing. The Escrow Amount less any the amount of any Claims made at or prior to that time shall be released to the Vendor on the date that is the last day of the fifteenth month following Closing. In the event of Vendor is required to indemnify any Purchaser Indemnified Party for Losses under this Article 10 (subject to the limitations thereunder), such Purchaser Indemnified Party shall be paid (a) first, to the extent there are sufficient funds in the escrow account established pursuant to the Escrow Agreement, by release of funds to Purchaser Indemnified Parties by the Escrow Agent, in accordance with the terms of the Escrow Agreement and (b) in the event that there are no remaining funds in the escrow account established pursuant to the Escrow Agreement, by the Vendor, by wire transfer of immediately available funds within five Business Days of such obligation becoming due; provided that, notwithstanding the foregoing, in the event an indemnification payment is due and owing with respect to the Mitchell/Jones Liabilities, the Vendor shall pay such amount by wire transfer of immediately available funds within five Business Days of such obligation becoming due (and, unless otherwise elected by the Purchaser, such amount shall not be deducted from the escrow account established pursuant to the Escrow Agreement). Any payment the Purchaser is obligated to make to any Vendor Indemnified Party shall be paid to the applicable Vendor Indemnified Party by wire transfer of immediately available funds within five Business Days of such obligation becoming due.

10.6                        Exclusivity.

The provisions of this Article 10 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement, the Assignment and Assumption  Agreement or any agreement,  certificate or other document  delivered pursuant hereto or thereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 10.

10.7                             Adjustment to Purchase Price.

Any payment made by the Vendor under this Article 10 to any Purchaser Indemnified Party, shall, to the extent permitted by Law:

(a)                result in a downward adjustment to the Share Purchase Price; and

(b)         to the extent traceable to a particular Asset, as reasonably determined by the Purchaser, be allocated to and thereby decrease the portion of the purchase price allocated to such Asset pursuant to the Assignment and Assumption Agreement and, to the extent that any such payment cannot be traced to a particular Asset, such payment shall be apportioned to goodwill.

10.8                             Maintenance of Existence.

For a period of ten years following the Time of Closing, the Vendor shall continue to directly own the Clarke Road Property (other than the excess property located outside the fenced area of the Clarke Road Property which the Vendor shall not  sell within nine months following the Time of Closing) and will not mortgage, pledge, hypothecate, or otherwise burden all or any part of the Clarke Road Property in respect of debt obligations which exceed seventy-five (75%) of the fair market value of the Clarke Road Property at the time such debt obligation is incurred.

ARTICLE 11

GENERAL

11.1                             Confidentiality of Information.

In the event that the transaction contemplated herein is not consummated for any reason, the Purchaser covenants and agrees that, except as otherwise authorized by the Vendor, neither the Purchaser nor any of their representatives, agents, directors, officers, employees or shareholders will disclose to third parties, directly or indirectly, any confidential information or confidential data relating to the Vendor or the Business discovered by the Purchaser or its representatives as a result of the Vendor making available to the Purchaser and its representatives the information requested by it in connection with the transaction contemplated herein. If this Agreement is, for any reason, terminated prior to the Closing Date, such confidentiality agreement shall nonetheless continue in full force and effect.

11.2                        Expenses.

Each party shall be responsible for the expenses (including fees and expenses of legal advisors, accountants and other professional advisors) incurred by it and its Affiliates (if applicable) in connection with the negotiation and settlement of this Agreement and any other agreements contemplated hereby and the completion of the transaction contemplated hereby.

11.3                             Notices.

(a)      Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) delivered in person, (ii) transmitted by fax or similar means of recorded electronic communication with receipt confirmed (if a fax number is provided below), or (iii) sent by registered mail or courier, charges prepaid, addressed as follows:

if to the Vendor:

c/o Great Lakes Copper Inc.
1010 Clarke Road, Box 7515
London, Ontario  N5Y 5S6

Attention: Julie Smith
Email:   julie.smith@glcopper.com

if to the Purchaser:

Office of the General Counsel c/o Mueller Industries, Inc.
8285 Tournament Drive, Suite 150
Memphis, TN 38125

Attention: Gary C. Wilkerson, Esq. Facsimile: (901) 753-3254
Email:   gwilkerson@muellerindustries.com

(b)            Any party may at any time change its address for service from time to time by giving notice in accordance with this Section 11.3.

11.4                          Commissions, etc.

The Vendor agrees to indemnify  and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser in respect of any commission or other remuneration payable to any broker, agent or other intermediary who is acknowledged by the Vendor to act or has acted for or on behalf of the Vendor in connection with the transaction contemplated hereby, and the Purchaser agrees to indemnify and save harmless the Vendor from and against all Losses suffered or incurred by the Vendor in respect of any commission or other remuneration payable to any broker, agent or other intermediary who is acknowledged by the Purchaser to act or has acted for the Purchaser in connection with the transaction contemplated hereby.

11.5                     Consultation and Public Announcements.

The Purchaser and the Vendor shall consult with one another before issuing any press release or making any other public announcement with respect to this Agreement or the transaction contemplated hereby and, except as required by any applicable law or regulatory requirement, neither the Vendor Nor the Purchaser shall issue any such press release or make any such public announcement without the prior written consent of the Purchaser and the Vendor.

11.6                          Disclosure.

Prior to any public announcement of the transaction contemplated hereby pursuant to Section 11.5, neither Party shall disclose this Agreement or any aspect of such transaction without consent of the other Party, except to its board of directors, or any committee thereof, and on a "need to know" basis to (a) its senior management and staff, and (ii) its legal, accounting, financial or other professional advisors who are assisting it in connection with the transaction.

11.7                            Counterparts.

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF this Agreement has been executed by the parties.

GREAT LAKES COPPER INC.

Per:              /s/ Jean Noelting
Name: Jean Noelting
Title: Chief Executive Officer & Secretary

MUELLER COPPER TUBE PRODUCTS, INC.

Per:              /s/ Gary C. Wilkerson
Name: Gary C. Wilkerson
Title: Vice President - Legal and Secretary